                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        INTERNATIONAL LOGISTICS LIMITED,

                                 TRASUB, INC.,

                              THE BEKINS COMPANY,

                               IMR GENERAL, INC.

                                      AND

                                IMR FUND, L.P.,



                           Dated as of:  April 10, 1996


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                               TABLE OF CONTENTS

                                                                            Page

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE I.
DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

    1.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II.
THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

    2.1       Approval of the Transactions . . . . . . . . . . . . . . . . .  16
    2.2       The Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    2.3       Effect of the Merger . . . . . . . . . . . . . . . . . . . . .  17
    2.4       Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . .  18
    2.5       Surrender and Payment. . . . . . . . . . . . . . . . . . . . .  18
    2.6       Charter Documents; Directors; Officers . . . . . . . . . . . .  20

ARTICLE III.
PURCHASE PRICE ADJUSTMENT. . . . . . . . . . . . . . . . . . . . . . . . . .  20

    3.1       Purchase Price Adjustment. . . . . . . . . . . . . . . . . . .  20
    3.2       Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE IV.
CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

    4.1       Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    4.2       Deliveries at Closing. . . . . . . . . . . . . . . . . . . . .  22

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF TBC, IMR AND IMR GENERAL . . . . . . . . .  22

    5.1       Organization, Qualification and Corporate Power. . . . . . . .  23
    5.2       Capitalization . . . . . . . . . . . . . . . . . . . . . . . .  23
    5.3       Authorization of TBC . . . . . . . . . . . . . . . . . . . . .  23
    5.4       Authorization of IMR and IMR General . . . . . . . . . . . . .  24
    5.5       Noncontravention . . . . . . . . . . . . . . . . . . . . . . .  24
    5.6       Permits, Consents and Approvals. . . . . . . . . . . . . . . .  25


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                                                                            Page
                                                                            ----
    5.7       Financial Statements . . . . . . . . . . . . . . . . . . . . .  25
    5.8       Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . . . .  26
    5.9       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    5.10      Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . .  27
    5.11      Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    5.12      Employment Matters . . . . . . . . . . . . . . . . . . . . . .  30
    5.13      Labor Agreements and Actions . . . . . . . . . . . . . . . . .  33
    5.14      Absence of Certain Changes . . . . . . . . . . . . . . . . . .  33
    5.15      Books and Records. . . . . . . . . . . . . . . . . . . . . . .  36
    5.16      Personal Property and Encumbrances; Assets . . . . . . . . . .  36
    5.17      Intellectual Property. . . . . . . . . . . . . . . . . . . . .  37
    5.18      Facilities . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    5.19      Material Contracts . . . . . . . . . . . . . . . . . . . . . .  40
    5.20      Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    5.21      Interests in Customers, Suppliers, etc . . . . . . . . . . . .  43
    5.22      Environmental Matters. . . . . . . . . . . . . . . . . . . . .  43
    5.23      Compliance with Law. . . . . . . . . . . . . . . . . . . . . .  45
    5.24      No Other Agreements to Sell Assets or Capital Stock of TBC or
              the TBC Subsidiaries . . . . . . . . . . . . . . . . . . . . .  45
    5.25      Accounts Receivable. . . . . . . . . . . . . . . . . . . . . .  45
    5.26      Purchase Commitments and Outstanding Bids. . . . . . . . . . .  45
    5.27      Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    5.28      Bank Accounts, Powers of Attorney. . . . . . . . . . . . . . .  46
    5.29      Compensation of Employees. . . . . . . . . . . . . . . . . . .  46
    5.30      Customer and Agent Relations . . . . . . . . . . . . . . . . .  46
    5.31      Information Provided . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
TRANSITORY SUBSIDIARY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

    6.1       Organization.  . . . . . . . . . . . . . . . . . . . . . . . .  47
    6.2       Authorization. . . . . . . . . . . . . . . . . . . . . . . . .  47
    6.3       Noncontravention . . . . . . . . . . . . . . . . . . . . . . .  47
    6.4       Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . . . .  48
    6.5       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    6.6       Capitalization of Buyer and TBC and Fraudulent Conveyance  . .  48

ARTICLE VII.
ADDITIONAL AGREEMENTS AND COVENANTS OF TBC,
THE TRANSITORY SUBSIDIARY AND THE BUYER. . . . . . . . . . . . . . . . . . .  49

    7.1       Further Assurances . . . . . . . . . . . . . . . . . . . . . .  49


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                                                                            Page
                                                                            ----
    7.2       No Solicitation. . . . . . . . . . . . . . . . . . . . . . . .  50
    7.3       Notice of Developments . . . . . . . . . . . . . . . . . . . .  50
    7.4       Full Access. . . . . . . . . . . . . . . . . . . . . . . . . .  51
    7.5       Operation of Business. . . . . . . . . . . . . . . . . . . . .  51
    7.6       Voting of TBC Common Stock . . . . . . . . . . . . . . . . . .  54
    7.7       Filing of Tax Returns. . . . . . . . . . . . . . . . . . . . .  54
    7.8       Establishment of Reserve for Central States Pension Fund
              Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . .  55
    7.9       Establishment of Reserve for Non-Core Assets . . . . . . . . .  55

ARTICLE VIII.
CONDITIONS TO THE OBLIGATIONS OF TBC, IMR, IMR GENERAL,
THE BUYER AND THE TRANSITORY SUBSIDIARY. . . . . . . . . . . . . . . . . . .  55

    8.1       Conditions to the Obligation of the Buyer and the Transitory
              Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    8.2       Conditions to Obligation of TBC, IMR and IMR General . . . . .  58

ARTICLE IX.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATIONS . . . . . . . .  60

    9.1       Survival of Representations, Warranties and Agreements . . . .  60
    9.2       Agreement to Defend and Indemnify. . . . . . . . . . . . . . .  60

ARTICLE X.
MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

    10.1      Termination. . . . . . . . . . . . . . . . . . . . . . . . . .  66
    10.2      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . .  67
    10.3      Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
    10.4      Entire Agreement; Amendments; Extensions and Waivers.. . . . .  68
    10.5      Multiple Counterparts. . . . . . . . . . . . . . . . . . . . .  68
    10.6      Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . .  68
    10.7      Titles . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
    10.8      Press Releases and Public Announcements. . . . . . . . . . . .  69
    10.9      Confidentiality. . . . . . . . . . . . . . . . . . . . . . . .  69
    10.10     Cumulative Remedies. . . . . . . . . . . . . . . . . . . . . .  70
    10.11     Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . .  70
    10.12     Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .  71
    10.13     No Solicitation of Employees or Agents . . . . . . . . . . . .  71
    10.14     No Third-Party Beneficiaries . . . . . . . . . . . . . . . . .  71
    10.15     Construction . . . . . . . . . . . . . . . . . . . . . . . . .  71
    10.16     Supplementation of Schedules . . . . . . . . . . . . . . . . .  71


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                                                                            Page
                                                                            ----
    10.17     Actions and Obligations of the Payment Agent . . . . . . . . .  72
    10.18     Incorporation of Exhibits and Schedules. . . . . . . . . . . .  72

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of this 10th day of April, 1996 (this "AGREEMENT"), is entered into by and among INTERNATIONAL LOGISTICS LIMITED, a Delaware corporation (the "BUYER"), TRASUB, INC., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "TRANSITORY SUBSIDIARY"), THE BEKINS COMPANY, a Delaware corporation ("TBC"), IMR FUND, L.P., a Delaware limited partnership and the majority stockholder of TBC ("IMR") and IMR GENERAL, INC., a Delaware corporation and the general partner of IMR Management Partners, L.P., the general partner of IMR ("IMR GENERAL"). The Buyer, the Transitory Subsidiary, TBC, IMR and IMR General are each referred to herein individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

         A. The respective Boards of Directors, or the applicable governing bodies, of the Buyer, the Transitory Subsidiary, IMR and TBC have approved the acquisition of TBC pursuant to the terms of this Agreement.

         B. In furtherance of such acquisition, the respective Boards of Directors of the Buyer, the Transitory Subsidiary, IMR and TBC have approved the merger of the Transitory Subsidiary with and into TBC (the "MERGER"), in accordance with the General Corporation Law of the State of Delaware (the "DELAWARE LAW"), pursuant to which TBC will be the surviving corporation in the Merger.

         C. Pursuant to the Merger, each TBC Share (as defined below) set forth in SCHEDULE 5.2 shall be converted into the right to receive the Merger Consideration (as defined below), subject to adjustment, specified in Section
2.3 hereof.

         D. The Board of Directors of TBC has resolved to recommend the Merger to holders of TBC Common Stock (as defined below), and IMR, which beneficially and legally owns a majority of the outstanding shares of such TBC Common Stock, has agreed to vote for and to take all steps within its power to consummate the Merger, subject to the terms, conditions and agreements set forth hereinafter.

                                   AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

    1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

         "ACCOUNTING FIRM" shall have the meaning set forth in Section 3.1(a) hereof.

         "ACTION" shall mean any action, claim, suit, litigation, arbitration, proceeding, labor dispute, governmental audit, criminal prosecution or unfair labor practice charge or complaint.

         "AFFILIATE" shall have the meaning set forth in the Exchange Act; PROVIDED, HOWEVER, the following Persons (i) shall not be deemed Affiliates of TBC or any of the TBC Subsidiaries: (a) Buyer and its Affiliates, (b) Household Goods Business agents, (c) HVP Business agents, and (d) any driver, and (ii) shall be deemed Affiliates of IMR and IMR General: (a) Jacobs Management Corporation, (b) Jacobs Investors, Inc., and (c) IMR Management Partners, L.P..

         "AGREEMENT" shall mean this Agreement and Plan of Merger.

         "ASSETS" shall mean any and all right, title and interest of TBC or any of the TBC Subsidiaries in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting, or used or useful in connection with, or related to, TBC or any of the TBC Subsidiaries or in which TBC or any such TBC Subsidiary has any interest, including without limitation any right, title and interest of each of TBC and each TBC Subsidiary in and to the following:

         (a) accounts and notes receivable (whether current or non-current), refunds, deposits, prepayments or prepaid expenses (including without limitation any prepaid insurance premiums) of such Person;

         (b)  Contract Rights of such Person;

         (c)  Leases of such Person;

         (d)  Leasehold Estates of such Person;

         (e)  Leasehold Improvements of such Person;

         (f)  Fixtures and Equipment of such Person;

         (g)  Inventory of such Person;


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         (h)  Books and Records of such Person;

         (i)  Intellectual Property of such Person;

         (j)  Permits of such Person;

         (k)  computers and software of such Person;

         (l)  Insurance Policies of such Person;

         (m) available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records of such Person;

         (n) rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to such Person pertaining to the Business or affecting the Assets;

         (o)  deposits and prepaid expenses of such Person;

         (p) claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind of such Person, against any Person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by such Person on or prior to the Effective Time; and

         (q)  goodwill related to the Business.

         Notwithstanding the foregoing, Assets shall not include any Action or right of Action against any current or former director, officer or shareholder of TBC or any TBC Subsidiary, including without limitation IMR, IMR General and IMR's general and limited partners, and Irwin L. Jacobs or any Affiliate of the foregoing; except, however, those Actions that may arise from or in connection with the Transactions.

         "BECOM 2000" shall mean the upgrade to the existing BECOM Information Technology platform for high value products to effect real-time updating of information through the use of radio frequency/bar code technology.

         "BENEFIT ARRANGEMENT" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), supplemental unemployment benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by TBC or an ERISA Affiliate or under which TBC or any ERISA Affiliate may incur any liability, and (iii) covers any employee or former employee of TBC or any ERISA Affiliate (with respect to their employment relationship with such entities).

         "BMS" shall mean the following TBC moving and storage operating subsidiary entities: A-1, M.R.W., Inc., a Virginia corporation, Bekins Moving & Storage Co., an Arizona corporation, Bekins Moving & Storage Co., a California corporation, Bekins Moving & Storage Co., a Florida corporation, Bekins Moving & Storage Co., a Georgia corporation, Bekins Moving & Storage, Co., a Missouri corporation, Bekins Moving & Storage Co., a Nevada corporation, Bekins Moving & Storage Co., a Texas corporation, Bekins Moving & Storage Co. of Hawaii, Inc., a California corporation, and Bekins Moving & Storage Co., Inc., a New Mexico corporation.

         "BOOKS AND RECORDS" shall mean (a) records and lists of TBC and each TBC Subsidiary pertaining to the Assets, (b) records and lists pertaining to the Business or customers, agents, suppliers or Personnel of TBC and each of the TBC Subsidiaries, (c) product, business and marketing plans of TBC and each of the TBC Subsidiaries, and (d) books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by TBC and each of the TBC Subsidiaries.

         "BUSINESS" shall mean TBC's and the TBC Subsidiaries' Household Goods Business and HVP Business.

         "BUYER" shall mean International Logistics Limited, a Delaware corporation.

         "BUYER INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 9.2(a) hereof.

         "CERTIFICATE OF MERGER" shall mean that certain Certificate of Merger dated as of the Effective Date, consistent with the terms of the Agreement, containing customary terms and provisions, and otherwise in form mutually satisfactory to the Parties.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.).

         "CERTIFICATES" shall have the meaning set forth in Section 2.5 hereof.

         "CLAIM" shall have the meaning set forth in Section 9.2(e) hereof.

         "CLAIM NOTICE" shall have the meaning set forth in Section 9.2(e) hereof.

         "CLOSING" shall mean the closing of the Transactions on the Effective Date at and as of the Effective Time.


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

         "CLOSING BALANCE SHEET" shall have the meaning set forth in Section 3.1(a) hereof.

         "CLOSING BALANCE SHEET DATE" shall mean March 31, 1996.

         "CLOSING FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 3.1(a) hereof.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

         "COMPANY PROPERTY" shall mean, collectively, the Facilities and other present operating locations of TBC and the TBC Subsidiaries.

         "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 10.9(b) hereof.

         "CONSTITUENT CORPORATIONS" shall have the meaning set forth in Section
2.2 hereof.

         "CONTRACT" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase, order, letter of credit, indenture, security or pledge agreement, franchise agreement, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which TBC or any of the TBC Subsidiaries is a party or is bound or to which any of the Assets are subject, whether oral or written, express or implied, but excluding all Leases.

         "CONTRACT RIGHTS" shall mean all of the rights and obligations under the Contracts of TBC or any of the TBC Subsidiaries.

         "COPYRIGHTS" shall mean registered copyrights, copyright applications and unregistered copyrights.

         "COURT ORDER" shall mean any judgment, award, decision, consent decree, injunction, ruling, writ or order of any federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

         "DAMAGES" shall have the meaning set forth in Section 9.2(a) hereof.

         "DEDUCTIBLE" shall have the meaning as set forth in Section 9.2(g)(ii) hereof.

         "DEFAULT" shall mean (i) a breach of or default under any Contract or Lease, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or (iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Lease.

         "DELAWARE LAW" shall have the meaning set forth in Recital B.

         "DELIVERY DATE" shall have the meaning set forth in Section 10.16 hereof.

         "DELOITTE" shall have the meaning set forth in Section 3.1(a) hereof.

         "DISCLOSURE SCHEDULE" shall mean (i) the schedule prepared and delivered by TBC and IMR to the Buyer and the Transitory Subsidiary and dated as of the date hereof, and (ii) the Supplement (if accepted, as described in Section 10.16 below), both of which set forth the exceptions to the representations and warranties contained in Article V hereof and certain other information called for by this Agreement. Unless otherwise specified each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule. As provided in
Section 10.16 hereof, no later than two (2) full calendar days prior to the scheduled date of Closing, TBC, IMR and IMR General may deliver a Supplement to the Disclosure Schedule so delivered, and if, and only if, such Supplement is accepted by the Buyer and the Transitory Subsidiary as provided in such Section 10.16, the phrase the "Disclosure Schedule" shall be deemed to refer to the initial Disclosure Schedule, as so supplemented.

         "DISSENTING SHARES" shall mean TBC Shares held by any TBC Stockholder who becomes entitled to the payment of the fair value for his TBC Shares under the Delaware Law if the Delaware Law provides for such payment in connection with the Merger.

         "DRIVER CONTRACTS" shall mean independent operator agreements of TBC and the TBC Subsidiaries with individuals for one or more tractor or tractor-trailer units utilized in the transport of household or high value products.

         "EFFECTIVE DATE" shall have the meaning set forth in Section 2.2 hereof.

         "EFFECTIVE TIME" shall have the meaning set forth in Section 2.2 hereof.

         "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof. Notwithstanding the foregoing, the possession of an Asset by an independent agent of TBC or a Person who is a party to a Driver Contract in the ordinary course of business shall not be an Encumbrance to be separately disclosed (as an Encumbrance) under this Agreement.

         "ENVIRONMENTAL CLAIMS" shall mean administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings, consent decrees, judgments, administrative orders or agreements relating in any way to any Environmental Law or any permit issued under any such Law, including
(i) Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable

Environmental Law, and (ii) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

         "ENVIRONMENTAL CONDITIONS" shall mean the introduction into the environment of any pollution, including without limitation any contaminant, irritant or other Hazardous Materials as a result of which TBC or any TBC Subsidiary has or may become liable to any Person or by reason of which the Company Property or any of the Assets may suffer or be subjected to any lien.

         "ENVIRONMENTAL LAW" shall mean any applicable federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the Effective Time, and any judicial or administrative interpretation thereof as of the Effective Time, including any judicial or administrative order, consent decree or judgment, which (i) regulates or relates to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including without limitation protection of the health and safety of employees; or (ii) imposes liability with respect to any of the foregoing, including without limitation CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 ET SEQ.; or any other similar federal, state or local law of similar effect, each as amended.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, as amended.

         "ERISA AFFILIATE" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, or under "common control" with, or a member of an "affiliated service group" with, TBC or any TBC Subsidiary, as defined in Section 414(b), (c) or (m) of the Code.

         "ESTOCLET AGREEMENT" shall have the meaning set forth in Section 8.1(j) hereof.

         "EXAMINATION PERIOD" shall have the meaning set forth in Section 9.2(e)(ii) hereof.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "FACILITIES" shall mean all of the plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities of TBC or any of the TBC Subsidiaries as identified or listed on SCHEDULE 5.18.

         "FACILITY LEASES" shall mean all of the leases of Facilities listed on
SCHEDULE 5.18.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in SECTION 5.7 hereof.

         "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, tractors, trailers, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned by TBC or any of the TBC Subsidiaries, wherever located and including any such Fixtures and Equipment in the possession of any supplier or agent of TBC or any of the TBC Subsidiaries, including all warranty rights with respect thereto.

         "FOREIGN SUBSIDIARY" shall mean any TBC Subsidiary organized under the laws of or doing business in any country other than the United States.

         "FORMER FACILITY" shall mean each plant, office, manufacturing facility, store, warehouse, improvement, administrative building and all real property and related facilities which was owned, leased or operated by TBC or any of the TBC Subsidiaries at any time prior to the date hereof, but excluding any Facilities.

         "FORMER HOLDERS" shall mean all holders of TBC Shares, excluding Dissenting Shares.

         "FUNDS" shall have the meaning set forth in Section 2.5(a) hereof.

         "GAAP" shall mean generally accepted accounting principles in the United States of America, applied on a basis consistent with the basis on which the Year End Financial Statements and other financial statements referred to in
Section 5.7 were prepared. The Parties acknowledge and agree, however, that the following shall not be considered departures from GAAP for purposes of this
Agreement: (i) TBC's calculations of insurance reserves and cargo claim reserves have been refined, but not changed, and Buyer has concurred with such refinement and TBC's methods of such calculation (including the actuarial casualty reserve rules and methods for establishing reserves and the computation methodology for cargo claims as set forth on SCHEDULE 5.7), and (ii) Liabilities for income Taxes as reflected on the Financial Statements do not include any accruals for any audit assessment arising or resulting from the audit presently being conducted by the IRS and any resulting state income tax adjustments.

         "HAZARDOUS MATERIALS" shall mean (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (ii) any radioactive, toxic, infectious, reactive, corrosive, ignitible or flammable chemical or chemical compound; and (iii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law, whether solid, liquid or gas.

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "HOUSEHOLD GOODS BUSINESS" shall mean the business of TBC and the TBC Subsidiaries of providing over-the-road transportation, packing, loading and storage services of household and similar goods for individuals, corporations, the United States military and other Persons.

         "HVP BUSINESS" shall mean the business of TBC and the TBC Subsidiaries of providing over-the-road transportation, warehousing, inventory management, assembly, delivery and installation services of high value commercial and consumer products for major commercial and consumer products manufacturers and direct response marketing companies.

         "IMR" shall mean IMR Fund, L.P., a Delaware limited partnership.

         "IMR'S ACCOUNTANTS" shall have the meaning set forth in Section 3.1(a) hereof.

         "IMR ACQUISITION" shall mean the transactions effected pursuant to that certain Stock Purchase Agreement dated as of July 22, 1992 by and among Minstar, Inc., IMR and IJ Holdings Corp.

         "IMR GENERAL" shall mean IMR General, Inc., a Delaware corporation.

         "IMR SHARES" shall have the meaning set forth in Section 7.6 hereof.

         "INSURANCE POLICIES" shall mean the insurance policies related to TBC or any of the TBC Subsidiaries or the Assets as described in Section 5.20.

         "INTELLECTUAL PROPERTY" shall mean all of the Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights of each of TBC or any of the TBC Subsidiaries.

         "INVENTORY" shall mean (a) all of the inventories of TBC or any of the TBC Subsidiaries within the Facilities of TBC or any of the TBC Subsidiaries held for resale or lease in the ordinary course of the Business to the customers of such Person, (b) all office supplies and similar materials of TBC or any of the TBC Subsidiaries or any of their respective Affiliates located in the Facilities of such Person, and (c) all of the raw materials, work in process, spare parts, finished products, wrapping, supply and packaging items, employee uniforms and similar items of TBC or any of the TBC Subsidiaries, in the Facilities of such Person or wherever otherwise located.

         "IRS" means the Internal Revenue Service of the United States Treasury Department.

         "JACOBS DEBT" shall mean any and all amounts owing by TBC or any of the TBC Subsidiaries in connection with the outstanding promissory note payable to Irwin L. Jacobs, which, as of the Effective Date, will not exceed $1,250,000 (plus accrued interest).

         "KNOWLEDGE" shall mean, and an individual shall be deemed to have "Knowledge" if, (a) such individual is actually aware of a particular fact or other matter, or (b) a prudent individual could be expected in the ordinary course of business to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably diligent review concerning the existence of such fact or matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, executive officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or matter.

         "KNOWLEDGE OF BUYER" shall mean the actual knowledge of a breach under this Agreement or the other Transaction Documents, based upon a reasonably diligent review of disclosures made in the Disclosure Schedules, of William Simon, Jr., Michael Lenard, Conor Mullett, Roger Payton and Vincent Cebula.

         "KNOWLEDGE OF TBC" or other similar phrase shall mean the Knowledge of Andrew Estoclet, Gary Holter, Audrey Jakel, Scott Ogden, Larry Marzullo, Paul Stone, Roger Cloutier, II and, solely with respect to matters related to income tax and insurance, Warren Erdman and the actual knowledge of any other executive officers and directors of TBC and each of the TBC Subsidiaries.

         "LEASED REAL PROPERTY" shall mean all leased property described in the Facility Leases.

         "LEASEHOLD ESTATES" shall mean all of the rights and obligations of TBC or any of the TBC Subsidiaries as lessee under the Leases listed on SCHEDULE 5.18.

         "LEASEHOLD IMPROVEMENTS" shall mean all leasehold improvements situated in or on the Leased Real Property leased under the Leases.

         "LEASES" shall mean all of the existing leases with respect to the personal or real property of TBC or any of the TBC Subsidiaries described in
Section 5.18 and all other leases relating to the Assets.

         "LIABILITY" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured or unmatured.

         "LOAN AGREEMENT" shall mean the Amended and Restated Loan Agreement dated as of April 30, 1993, by and among TBC, as successor in interest to The Bekins Company, a California corporation, Banque Paribas, Chicago Branch (individually and as agent), First Bank

National Association, Bank of Ireland, Grand Cayman Branch, Norwest Bank Minnesota, N.A., as amended.

         "MATERIAL AGENT" shall have the meaning set forth in Section 5.30.

         "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" shall mean (a) any significant and substantial adverse effect or change in (i) the condition (financial or other), Business, results of operations, Assets, Liabilities or operations of TBC and the TBC Subsidiaries, taken as a whole OR (ii) the ability of TBC or IMR to consummate the Transactions (excluding actions of Dissenting Shareholders exercising rights as such), OR (b) any event or condition which would, with reasonable certainty upon the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change."

         "MATERIAL CONTRACT" shall have the meaning set forth in Section 5.19 hereof.

         "MATERIAL CUSTOMER" shall have the meaning set forth in Section 5.30 hereof.

         "MATERIAL LEASE" shall have the meaning set forth in Section 5.18 hereof.

         "MATERIAL PERMITS" shall have the meaning set forth in Section 5.6 hereof.

         "MERGER CONSIDERATION" shall have the meaning set forth in Section 2.3(a) hereof and shall be subject to the Purchase Price Adjustment.

         "MERGER" shall have the meaning set forth in Recital B.

         "MORTGAGES" shall mean all deeds of trust, mortgages or other debt encumbrances on Owned Real Property.

         "MOST RECENT FISCAL QUARTER END FINANCIAL STATEMENTS" shall have the meaning set forth in Section 5.7 hereof.

         "MOST RECENT MONTH END FINANCIAL STATEMENTS" shall have the meaning set forth in Section 5.7 hereof.

         "MULTIEMPLOYER PLAN" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) or 3(37) of ERISA, (i) which TBC or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which TBC or any ERISA Affiliate may incur any liability and (ii) which covers or has covered any employee or former employee of TBC or any ERISA Affiliate (with respect to their employment relationship with such entities). The term "Multiemployer Plan" shall exclude any "Pension Plan" and, except to the extent provided otherwise by Section 5.12(b)(iii), any "Welfare Plan."

         "NON-CORE ASSETS" shall have the meaning set forth in Section 5.24 hereof.

         "ORDINARY COURSE OF BUSINESS" or "ORDINARY COURSE" or any similar phrase shall mean the ordinary course of the Business and consistent with the past practice of TBC and the TBC Subsidiaries.

         "OSHA" shall mean the Federal Occupational Safety & Health Act.

         "OWNED REAL PROPERTY" shall mean all real property owned in fee by TBC or any of the TBC Subsidiaries, including without limitation all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures and improvements located thereon and all Facilities thereon, if any.

         "OWNERSHIP PERIOD" shall mean the period commencing on the date of the IMR Acquisition and continuing through and until the Effective Time.

         "PARIBAS OPTION" shall mean that certain Stock Purchase Option pursuant to which Paribas North America, Inc., or its registered assign, has been given the right to purchase from TBC an aggregate of 6,192 shares of TBC Common Stock at the exercise price or prices set forth in such Stock Purchase Option.

         "PARTY" or "PARTIES" shall mean, in the singular, each of the Buyer, the Transitory Subsidiary, TBC, IMR and IMR General in the plural, collectively, the Buyer, the Transitory Subsidiary, TBC, IMR and IMR General.

         "PATENTS" shall mean all patents and patent applications and registered design and registered design applications.

         "PAYMENT AGENT" shall mean IMR General in its role as the agent of the TBC Stockholders for the purposes of exchanging Certificates for Merger Consideration as provided in Section 2.5(g) hereof.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "PENSION PLAN" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) which TBC or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Effective Time, maintained, administered, contributed to or was required to contribute to, or under which TBC or any ERISA Affiliate may incur any liability and (ii) which covers or has covered any employee or former employee of TBC or any ERISA Affiliate (with respect to their employment relationship with such entities).

         "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other Person, necessary for the conduct of or the operation of the Business.

         "PERMITTED ENCUMBRANCE" shall have the meaning set forth in Section
5.16 hereof.

         "PERSON" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PERSONNEL" shall have the meaning set forth in Section 5.14(c) hereof.

         "PRE-CLOSING TAX PERIOD" shall have the meaning set forth in Section 9.2(a)(iii) hereof.

         "PROPOSED ACQUISITION TRANSACTION" shall have the meaning set forth in
Section 7.2 hereof.

         "PURCHASE PRICE" shall have the meaning set forth in Section 2.3(a) hereof.

         "PURCHASE PRICE ADJUSTMENT" shall mean the Stockholders' Equity Adjustment.

         "PURCHASED INTERESTS" shall have the meaning set forth in Section 2.3(b) hereof.

         "RCRA" shall mean the Resource Conservation & Recovery Act (42 U.S.C. Section 6901 ET SEQ.).

         "REGULATIONS" shall mean any laws, statutes, ordinances, code, regulations, rules, court decisions and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices.

         "RELEASE" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating within the environment or disposing into the environment or the work-place of any Hazardous Material, and otherwise as defined in any Environmental Law.

         "RELEASED OBLIGATIONS" shall have the meaning set forth in Section 8.2(l) hereof.

         "REPRESENTATIVE" shall mean any officer, director, principal, attorney, agent, employee or other representative.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SELLERS' TRANSACTIONAL EXPENSES" shall mean, collectively, the costs and expenses or other authorized deductions or expenditures incurred by or on behalf of the Payment Agent, TBC and the TBC Stockholders (in their respective capacities as such) and arising out of or related to this Agreement, the other Transaction Documents and the consummation of the Transactions, including, without limitation, (i) any amounts payable as a Purchase Price Adjustment, (ii) attorneys', accounting, consulting and other professional fees incurred by such Persons in connection with this Agreement, the other Transaction Documents and the consummation of the Transactions, (iii) fees of financial advisors incurred in connection therewith, (iv) any charges imposed by accountants, attorneys or other agents (v) stock transfer taxes payable pursuant to Section 3.2 hereof,
(vi) the unpaid exercise or purchase price of any TBC Stock Option, (vii) any amounts otherwise incurred, payable, anticipated or compromised by the Payment Agent in connection with the purchase of equity interests of TBC, (viii) one-half of any fees and out-of-pocket expenditures incurred in connection with obtaining the Solvency Opinion, and (ix) all amounts incurred or payable which arise from, in connection with or pursuant to Section 9.2 hereof. The Sellers' Transactional Expenses shall not include the following expenses of TBC: (i) preparation and copying of documents and schedules by TBC in connection with the Transactions, (ii) travel, lodging and meals of executives and other employees of TBC related to the Transactions, and (iii) other costs related to the rental of equipment, the use of TBC facilities and equipment and the time expended by TBC executives and other employees in connection with the Transactions.

         "SOLVENCY OPINION" shall have the meaning set forth in Section 8.1(r) hereof.

         "STOCKHOLDER INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 9.2(b) hereof.

         "STOCKHOLDERS' AGREEMENT" shall mean that certain agreement dated as of the Effective Date by and among the Buyer, an Affiliate of William E. Simon & Sons, LLC, TCW Special Credits Fund V -- The Principal Fund and certain managers of TBC and the Buyer.

         "STOCKHOLDERS' EQUITY ADJUSTMENT" shall have the meaning set forth in
Section 3.1(b) hereof.

         "STOCKHOLDERS' CONSENT" shall have the meaning set forth in Section
2.1 hereof.

         "SUBSIDIARY" shall mean (a) any corporation in an unbroken chain of corporations beginning with TBC if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which TBC or any of the TBC Subsidiaries is a general partner, or (c) any partnership in which TBC or any of the TBC Subsidiaries possesses a 50% or greater interest in the total capital or total income of such partnership.

         "SUPPLEMENT" shall have the meaning set forth in Section 10.16 hereof.

         "SURVIVING CORPORATION" shall have the meaning set forth in Section
2.2 hereof.

         "TAX" or "TAXES" shall mean, except where the usage or context otherwise dictates, any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith for which TBC or any of the TBC Subsidiaries may by liable.

         "TAX ACCOUNTING FIRM" shall have the meaning set forth in Section 7.7 hereof.

         "TAX AUDIT ADJUSTMENT" shall mean any adjustment to establish or increase a reserve on the Closing Balance Sheet for any audit assessment arising or resulting from the audit presently being conducted by the IRS and any resulting state income tax adjustments.

         "TAX RETURNS" shall mean and include, unless the usage or context otherwise dictates, any federal, state, local and foreign tax returns, declarations, elections, reports and information returns or the refiling of any such Tax Returns previously filed.

         "TBC" shall mean The Bekins Company, a Delaware corporation.

         "TBC 1993 STOCK OPTION PLAN" shall mean that certain 1993 Stock Option Plan of TBC, as the successor in interest to Bekins Holding Company, adopted as of April 13, 1993.

         "TBC COMMON STOCK" shall mean the Common Stock, par value $.01 per share, of TBC.

         "TBC EMPLOYEE STOCK OPTION PLANS" shall mean, collectively, the TBC 1993 Stock Option Plan and the various other employee stock option plans of TBC and/or any TBC Subsidiary, as in effect from time to time, granting options to purchase shares of TBC Common Stock.

         "TBC OUTSIDE DIRECTORS' RESTRICTED STOCK PLAN" shall mean that certain Outside Directors' Restricted Stock Plan of TBC adopted as of April 1, 1994.

         "TBC PLANS" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

         "TBC SHARES" shall mean all of the shares of TBC Common Stock issued and outstanding immediately prior to the Effective Time.

         "TBC STOCKHOLDER" shall mean any Person who or which holds (without duplication) shares of TBC Common Stock (including restricted stock awarded under the TBC Outside Directors' Restricted Stock Plan) or any TBC Stock Option or Options; a list of the TBC Stockholders and the shares of TBC Common Stock and TBC Stock Options owned by each is attached as Exhibit B hereto.

         "TBC STOCK OPTIONS" shall mean, collectively, (a) the Paribas Option,
(b) the options to purchase shares of TBC Common Stock granted pursuant the TBC Employee Stock

Option Plans and (c) any other outstanding options, warrants or rights to purchase or subscribe for shares of TBC Common Stock.

         "TBC SUBSIDIARIES" shall mean, collectively, the Subsidiaries of TBC, each of which is set forth on Exhibit C hereof.

         "TRADEMARKS" shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

         "TRANSACTION DOCUMENTS" shall mean this Agreement and the ancillary agreements and instruments executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

         "TRANSACTIONS" shall mean the Merger and the other transactions contemplated by the Transaction Documents.

         "TRANSITORY SUBSIDIARY" shall mean Trasub, Inc., a Delaware corporation.

         "TRANSITORY SUBSIDIARY COMMON STOCK" shall mean the Common Stock, $.01 par value per share, of the Transitory Subsidiary.

         "WELFARE PLAN" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (i) which TBC or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which TBC or any ERISA Affiliate may incur any Liability and (ii) which covers or has covered any employee or former employee of TBC or any ERISA Affiliate (with respect to their employment relationship with such entities), but excluding any Multiemployer Plan.

         "YEAR END BALANCE SHEET" shall mean the consolidated balance sheet of TBC and the TBC Subsidiaries, dated the Year End Balance Sheet Date, together with notes thereon, prepared in accordance with GAAP and previously delivered to the Buyer and attached hereto as SCHEDULE 1.1.

         "YEAR END BALANCE SHEET DATE" shall mean March 31, 1995.

         "YEAR END FINANCIAL STATEMENTS" shall mean the Year End Balance Sheets and the audited consolidated statements of operations and income, changes in stockholders' equity and cash flow of TBC and the TBC Subsidiaries for the period ended on the Year End Balance Sheet Date, prepared in accordance with GAAP and previously delivered to the Buyer and attached hereto as SCHEDULE 1.1.

                                  ARTICLE II.

                                  THE MERGER

    2.1 APPROVAL OF THE TRANSACTIONS. The Transactions and the Transaction Documents shall be submitted for adoption and approval of the holders of TBC Shares as set forth in SCHEDULE 5.2 in a manner allowed under the Delaware law (the "STOCKHOLDERS' CONSENT"). The Buyer, the Transitory Subsidiary, IMR and TBC shall coordinate and cooperate with respect to the timing of such Stockholders' Consent. The Board of Directors of TBC shall recommend that the holders of TBC Shares approve this Agreement, the other Transaction Documents and the Transactions.

    2.2 THE MERGER. As soon as is practicable after the satisfaction or waiver of the conditions contained herein, the Parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware the Certificate of Merger (the time of such filing being the "EFFECTIVE TIME," and the date upon which the Effective Time occurs, the "EFFECTIVE DATE"). At the Effective Time, in accordance with this Agreement and the Delaware Law, the Transitory Subsidiary shall be merged with and into TBC, the separate existence of the Transitory Subsidiary (except as may be continued by operation of law) shall cease, and TBC shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. The Transitory Subsidiary and TBC are sometimes referred to herein as the "CONSTITUENT CORPORATIONS," and TBC is sometimes referred to herein as the "SURVIVING CORPORATION."

    2.3  EFFECT OF THE MERGER.

         (a) Except for Dissenting Shares, each TBC Share shall automatically be converted into the right to receive an amount in cash equal to (i) Thirty-Two Million One Hundred and Ninety-Five Thousand Three Hundred and Four ($32,195,304), less the amount of TBC's tax withholding obligations with respect to the Purchased Interests (as defined in Section 2.3(b) below) as set forth in an Exhibit to this Agreement to be completed prior to the Closing (the "PURCHASE PRICE") divided by (ii) the aggregate number of TBC Shares described in SCHEDULE 5.2 (the per TBC Share consideration shall be referred to herein as the "MERGER CONSIDERATION"). The Merger Consideration shall be subject to the Stockholders' Equity Adjustment, and the Merger Consideration payable to each holder of TBC Shares will be reduced by such holder of TBC Shares' pro-rata share of the Sellers' Transactional Expenses as computed by the Payment Agent.

         (b) Prior to the Effective Time, the Payment Agent will purchase all outstanding TBC Common Stock and TBC Stock Options (with the exception of TBC Common Stock owned by IMR, Bank of America, Robert Wheaton, Andrew Estoclet, Gary Holter, Larry Marzullo and the Buyer) (collectively, the "PURCHASED INTERESTS") at a per share price agreed upon by the Payment Agent and such TBC Stockholder. Such purchases will be Sellers' Transactional Expenses. All such Purchased Interests shall then be contributed to TBC and held in treasury by TBC or cancelled, retired or otherwise extinguished.

         (c) Each TBC Share held in treasury by TBC or owned by the Transitory Subsidiary, the Buyer or any direct or indirect subsidiary of the Transitory Subsidiary, the Buyer or TBC, shall be cancelled and retired, and no payment shall be made with respect thereto.

         (d) Each share of Transitory Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         (e) At and after the Effective Date, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

    2.4 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration, but holders of such shares shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of Section 262 of the Delaware Law, except that any Dissenting Shares held by a stockholder who shall thereafter withdraw such demand for appraisal of such shares, or shall lose the right to appraisal as provided in such Section 262, shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Payment Agent shall direct, at its own cost and expense with such cost and expenses considered part of the Sellers' Transactional Expenses, all negotiations and proceedings with respect to demands for appraisals under the Delaware Law and shall be responsible for paying any and all amounts required to be paid to holders of Dissenting Shares thereunder and any other amounts due to the Dissenting Stockholders as a result of this Agreement and the consummation of the Transactions.

    2.5  SURRENDER AND PAYMENT.

         (a) Prior to the Effective Time, the holders of TBC Shares shall appoint IMR General to act as the Payment Agent for the purpose of exchanging certificates representing TBC Shares that are not Dissenting Shares ("CERTIFICATES") for the Merger Consideration. At the Effective Time, the Buyer shall deposit or cause to be deposited with the Payment Agent funds in the amount of the Purchase Price (the "FUNDS"). The Payment Agent will send to each holder of TBC Shares a letter of transmittal (or other appropriate notification and transmittal document) for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Payment Agent). The Payment Agent shall instruct TBC to cancel all such Certificates and shall promptly deliver them to the Surviving Corporation at the Closing against delivery of the Funds.

         (b) Each holder of TBC Shares that have been converted into the Merger Consideration, upon surrender to the Payment Agent of a Certificate or Certificates representing such shares, together with a properly completed letter of transmittal or other appropriate document covering such shares, will be entitled, subject to Section 2.5(g) below, to receive the Merger Consideration payable in respect of such TBC Shares, without interest. Until so surrendered, each such Certificate shall after the Effective Time represent for all purposes only the right to receive such Merger Consideration from the Payment Agent as provided herein.

         (c) If any portion of the Merger Consideration is to be paid other than to the registered holder of the TBC Shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Surviving Corporation any transfer or other taxes required as a result of such payment or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

         (d) After the Effective Time, there shall be no further registration or transfers of shares of TBC Common Stock on the stock transfer books of TBC. If, after the Effective Time, certificates representing shares of TBC Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration, without interest thereon, in accordance with the procedures set forth in this Article II.

         (e) If, on or after the date of this Agreement and prior to the Effective Time, the outstanding shares of TBC Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange or shares or readjustment, or a stock dividend or other extraordinary dividend or distribution thereon shall be declared with a record date within said period, the amount of the Merger Consideration shall be correspondingly adjusted.

         (f) The right of any TBC Stockholder to receive the Merger Consideration or, in the case of the Purchased Interests, other consideration, shall be subject to and reduced by any required tax withholding obligation.

         (g) IMR General, in its capacity as Payment Agent, shall have the authority, without limitation, to determine the amount of the Sellers' Transactional Expenses, shall determine, review, negotiate and pay all of such expenses and other amounts determined, in its sole discretion, to be necessary or desirable to disburse in connection with the Transactions, to purchase equity (I.E., stock and option) interests on behalf of the TBC Stockholders, to pursue or compromise indemnification liability by or on behalf of one or more of the TBC Stockholders and to withhold reserves sufficient for, in its sole discretion, payment of all other Liabilities related to the Transactions, including, without limitation, the Purchase Price Adjustment requiring a payment to the Buyer. The Payment Agent shall for all purposes be deemed the sole authorized agent of each TBC Stockholder with respect to calculation and distributions of pro-rata amounts delivered to it by the Buyer under this Article II, and each such TBC Stockholder, in approving this Agreement, consents and approves such agency and all actions taken by the Payment Agent pursuant to it. Any action or failure to act so taken (or not taken) by the Payment Agent shall constitute a decision of each TBC Stockholder, and shall be final, binding and conclusive upon each TBC Stockholder. The Buyer, the Transitory Subsidiary and, after the Effective Time, the Surviving Corporation may rely upon any decision, act, consent or instruction of the Payment Agent as being the decision, act, consent or instruction of each and all of the TBC Stockholders. The Buyer, the Transitory Subsidiary and, after the Effective Time, the Surviving Corporation are relieved from any Liability to any Person for any acts done by them in accordance with any such decision, act, consent or instruction. IMR agrees to indemnify and hold harmless the Buyer, its Affiliates and, after the Effective Time, the Surviving Corporation from and against any Liabilities any of them may incur as a result of or connected with the actions or failures to act by the Payment Agent or its Representatives or agents.

    2.6  CHARTER DOCUMENTS; DIRECTORS; OFFICERS.  After the Effective Time,
(i) the Certificate of Incorporation and the Bylaws of the Transitory Subsidiary shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and under the Delaware Law, (ii) the directors of the Transitory Subsidiary immediately prior to the Effective Date will be the initial directors of the Surviving Corporation, until their successors are elected and qualified, and (iii) the officers of TBC immediately prior to the Effective Date will be the initial officers of the Surviving Corporation, until their successors are elected and qualified.


                                     ARTICLE III.

                              PURCHASE PRICE ADJUSTMENT

    3.1  PURCHASE PRICE ADJUSTMENT.

         (a) CLOSING BALANCE SHEET. As promptly as practicable after the Effective Time (but in no event more than 60 days after the Effective Time), TBC will prepare and deliver to the Payment Agent and Buyer the fiscal 1996 audited consolidated financial statements for the fiscal year ended March 31, 1996 of TBC and the TBC Subsidiaries (the "CLOSING FINANCIAL STATEMENTS"), prepared in accordance with GAAP, including notes thereto, and audited by Arthur Andersen, LLP. The Closing Financial Statements shall be obtained at the expense of TBC. The balance sheet contained in the Closing Financial Statements shall be referred to herein as the "CLOSING BALANCE SHEET." The Payment Agent and Buyer, and their respective firms of independent public accountants (as designated by the Payment Agent ("IMR'S ACCOUNTANTS") and as designated by Buyer ("DELOITTE")), if any, will be entitled to reasonable access during normal business hours to the relevant records and working papers of TBC and Arthur Andersen, LLP to aid in their review of the Closing Financial Statements. The Payment Agent shall be responsible for all costs of IMR's Accountants. Buyer shall be responsible for all costs of Deloitte. The Closing Financial Statements shall be deemed to be accepted by IMR and Buyer and shall be conclusive for the purposes of the Purchase Price Adjustment, except to the extent, if any, that the Payment Agent or Buyer shall deliver, within thirty (30) days after the date on which the Closing Financial Statements are delivered to the Payment Agent and the Buyer, a written notice to TBC from either or both the Payment Agent or Buyer, as applicable, with a copy to the other Party stating each and every item to which the Payment Agent or Buyer takes exception as not being in accordance with GAAP or as having computational errors, specifying in detail the nature and extent of any such exception (it being understood that any amounts not disputed shall be paid promptly). The change item or items taken exception to by the Payment Agent or Buyer must include all identified positive and negative improperly recorded or unrecorded adjustments that individually are in excess of $65,000 and, in the aggregate, result in a net reduction of stockholders' equity in excess of $65,000. If a change proposed by IMR or Buyer is disputed by the other Party, then TBC, the Payment Agent and Buyer shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following the date on which the Payment Agent or Buyer gives notice to TBC and the other Party of any proposed change, any such proposed change still remains disputed, then the Payment Agent and Buyer shall together choose an independent firm of public accountants of nationally recognized standing (the "ACCOUNTING FIRM") to resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, applying its expertise and knowledge of both general accounting principles and the industry in question, based on workpapers and presentations by the Payment Agent and Buyer, and not by independent review of facts, only those issues still in dispute. In reaching its decisions the Accounting Firm shall use the lowest amount or amounts asserted by a Party as a floor and the highest amount or amounts asserted by a Party as a ceiling in the determination of all disputes. The Accounting Firm's decision shall fall within the parameters set by those amounts and shall be final and binding and shall be in accordance with the provisions of this Section 3.1. The fees and expenses of the Accounting Firm, if any, shall be paid equally by the Payment Agent and Buyer; PROVIDED, HOWEVER, that, if the Accounting Firm determines that either Party's position is, in all material respects, correct, then the other Party shall pay the fees charged by the Accounting Firm in connection with any such determination. Interest on any unpaid portion of any Purchase Price Adjustment shall be accrued at an annual rate of 10% from the date of notice of such dispute through the date of payment of such unpaid amount. Such interest shall be remitted by the Payment Agent together with the amount, if any, of the portion of the adjustment described in this Section
3.1 remaining to be paid.

         (b)  STOCKHOLDERS' EQUITY ADJUSTMENT.

              (i) In the event that there is a Stockholders' Equity Deficiency (as defined below) with respect to TBC as determined solely by the Closing Balance Sheet, the Payment Agent shall pay to the Buyer an amount equal to the Stockholders' Equity Deficiency with respect to TBC. Any payments required to be made by the Payment Agent pursuant to this Section 3.1(b) (a "STOCKHOLDERS' EQUITY ADJUSTMENT") shall be made (without any contribution or set-off) within ten days of the date of final determination of the Stockholders' Equity Deficiency by wire transfer of immediately available funds to an account designated by the Buyer.

              (ii) The term "STOCKHOLDERS' EQUITY DEFICIENCY" shall mean the amount, if any, by which the sum of the consolidated stockholders' equity of TBC and the TBC Subsidiaries on the Closing Balance Sheet plus the amount of any Tax Audit Adjustment is less than $8,700,000. Any such Stockholders' Equity Deficiency shall be payable by the Payment Agent to Buyer on a dollar-for-dollar basis only, with interest thereon as set forth in Section 3.1(a) above.

    3.2 TRANSFER TAXES. The Payment Agent, on behalf of the Former Holders, shall be responsible for any stock transfer taxes and any sales, use or other taxes imposed by reason of the transfer of the capital stock of TBC to Buyer as provided hereunder and any deficiency, interest or penalty asserted with respect thereto.


                                     ARTICLE IV.

                                       CLOSING

    4.1 CLOSING. Upon the terms and subject to the conditions set forth herein, the Closing shall be held at 10:00 a.m. local time on the Effective Date (or as soon thereafter on such date as is practicable) at the offices of Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, unless the Parties hereto otherwise agree.

    4.2 DELIVERIES AT CLOSING. At the Closing the following actions shall be taken:

         (a) DELIVERY OF PURCHASE PRICE. The Buyer will deliver to the Payment Agent the Purchase Price by wire transfer of immediately available funds to an account directed by the Payment Agent's written instructions delivered to the Buyer at least two (2) days prior to the Closing Date.

         (b) DELIVERY OF CERTIFICATES. The Payment Agent will deliver to the Buyer all of the Certificates in the possession of the Payment Agent as contemplated by Section 2.5(a).

         (c) CERTIFICATE OF MERGER. The Certificate of Merger will be filed with the Secretary of State of the State of Delaware.

         (d) TBC CERTIFICATES; OPINIONS. TBC, IMR and IMR General will deliver the certificates, opinions of counsel and other items described in
Section 8.1 or as otherwise reasonably required by the Transitory Subsidiary and the Buyer and such other evidence of the performance of all the covenants and the satisfaction of all conditions required of TBC, IMR and IMR General by this Agreement and as the Transitory Subsidiary and the Buyer shall reasonably require.

         (e) TRANSITORY SUBSIDIARY AND BUYER CERTIFICATES; OPINIONS. The Transitory Subsidiary and the Buyer will deliver the certificates, opinions of counsel and other items described in Section 8.2 or as otherwise reasonably required by TBC, IMR and IMR General and such other evidence of the performance of all the covenants and the satisfaction of all conditions required of the Transitory Subsidiary and the Buyer by this Agreement and as TBC, IMR and IMR General shall reasonably require.

         (f) OTHER TRANSACTION DOCUMENTS. The Parties shall deliver such other Transaction Documents as shall be reasonably necessary to consummate the Transactions.


                                  ARTICLE V.

          REPRESENTATIONS AND WARRANTIES OF TBC, IMR AND IMR GENERAL

         TBC, IMR and, solely with respect to Section 5.4(b), IMR General hereby, jointly and severally, represent and warrant to the Transitory Subsidiary and the Buyer that, except as otherwise set forth on the Disclosure Schedule (which Disclosure Schedule sets forth the Schedules referred to in this Article V), the following representations and warranties are, as of the date hereof, and will be, as of the Effective Date, true and correct:

    5.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Each of TBC and the TBC Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation. TBC and each of the TBC Subsidiaries is duly qualified to conduct business, properly licensed and is in good standing under the laws of each jurisdiction where such qualification and licensing is required, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect. SCHEDULE 5.1 contains an accurate and complete list of all jurisdictions in which TBC and each of the TBC Subsidiaries are qualified to do business as foreign corporations. TBC and each of the TBC Subsidiaries has full corporate power and authority to carry on the Business and to own, lease and use the properties and Assets owned, leased and used by it. TBC has previously delivered copies of the Articles (or Certificate) of Incorporation and Bylaws of TBC and each of the TBC Subsidiaries, and all amendments thereto, which are accurate and complete as of the date hereof.

    5.2 CAPITALIZATION. The entire authorized capital stock of TBC consists of one class of capital stock, which is TBC Common Stock and of which 114,118 shares will be issued and outstanding as of the Closing Date. All of the issued and outstanding shares of such TBC Common Stock have been duly authorized and are validly issued, fully paid, and nonassessable. TBC has title free and clear of all Encumbrances to all of the outstanding shares of capital stock of each TBC Subsidiary. Each holder of shares of such TBC Common Stock has, or will have at Closing, title to the shares of such TBC Common Stock set forth next to the name of such TBC Stockholder on SCHEDULE
5.2 hereto free and clear of all Encumbrances with full right, power and authority to transfer such shares to the Buyer. As of the Closing Date, there shall be no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require TBC or any of the

TBC Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock, or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by TBC or any of the TBC Subsidiaries. There are no other outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights payable by TBC or any of the TBC Subsidiaries with respect to TBC or any of the TBC Subsidiaries.

    5.3 AUTHORIZATION OF TBC. TBC has full power and authority (including full corporate power and authority), and has taken all corporate action necessary, to own, lease and operate the Assets, to conduct the Business as it is presently being conducted, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and consummate the Transactions. This Agreement and the other Transaction Documents to which it is a party constitute the valid and legally binding obligations of TBC and, assuming due execution of this Agreement by the Buyer and the Transitory Subsidiary and of such other Transaction Documents by the parties thereto, are enforceable against TBC in accordance with their respective terms and conditions, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

    5.4  AUTHORIZATION OF IMR AND IMR GENERAL.

         (a) IMR represents and warrants that it has the requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which it is a party constitute the valid and legally binding obligations of IMR and, assuming due execution of this Agreement by the Buyer and the Transitory Subsidiary and of such other Transaction Documents by the parties thereto, are enforceable against IMR in accordance with their respective terms and conditions, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether asserted in a proceeding in equity or at law. IMR has approved the terms of this Agreement and the Transactions.

         (b) IMR General has full power and authority (including full corporate power and authority), and has taken all corporate action necessary, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which it is a party constitute the valid and legally binding obligations of IMR General and, assuming due execution of this Agreement by the Buyer and the Transitory Subsidiary and of such other Transaction Documents by the parties thereto, are enforceable against IMR General in accordance with their respective terms and conditions, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

    5.5 NONCONTRAVENTION. Except as set forth in SCHEDULE 5.5 and, except in the cases of each of clauses (ii), (iii) and (iv) below where the violation, conflict, breach, Default, acceleration, termination, modification, cancellation, failure to give notice, or creation of Encumbrance would not, either individually or in the aggregate, have a Material Adverse Effect, none of the execution, delivery or performance of this Agreement or the other Transaction Documents, nor the consummation of the Transactions, will (i) violate or conflict with any provision of the Certificate (or Articles) of Incorporation or Bylaws of TBC or any of the TBC Subsidiaries, (ii) violate any Regulation (excluding notice requirements and approvals of "change of control") or Court Order to which TBC or any of the TBC Subsidiaries is subject, (iii) violate, conflict with, result in a breach of, constitute a Default under, result in the acceleration or termination of, create in any party the right to accelerate, terminate, modify, or cancel any Material Contract listed in SCHEDULE 5.19, Material Lease listed in SCHEDULE 5.18, license or Material Permit listed in SCHEDULE 5.6, except to the extent such Default is set forth in any such Schedule, or (iv) impose any Encumbrance on the Assets or the Business.

    5.6 PERMITS, CONSENTS AND APPROVALS. SCHEDULE 5.6 sets forth a complete list of all material Permits used in the operation of the Business (or otherwise held by TBC and any of the TBC Subsidiaries) for the purpose of (i) inter- or intrastate transportation of goods via motor vehicles used in the Business, and (ii) operation of the BMS Facilities (collectively (i) and (ii) referred to as the "MATERIAL PERMITS" or individually as a "MATERIAL PERMIT"). Except as set forth on SCHEDULE 5.6, each Material Permit is valid, binding and in full force and effect. Except as set forth in SCHEDULE 5.6, TBC and each TBC Subsidiary has, and at all times during the Ownership Period has had, all Material Permits required under Regulations pertaining thereto and owns or possesses such Material Permits free and clear of all Encumbrances. Except as set forth on SCHEDULE 5.6, to the Knowledge of TBC, neither TBC nor any of the TBC Subsidiaries is in Default, nor has TBC or any of the TBC Subsidiaries received any notice of any claim of Default, with respect to any Material Permit listed on SCHEDULE 5.6. To the Knowledge of TBC, no present or former stockholder, director, officer or employee of TBC or any of the TBC Subsidiaries or any Affiliate thereof, or any other Person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Material Permit which TBC or any of the TBC Subsidiaries owns, possesses or uses. Other than in connection with the provisions of the HSR Act, the Delaware Law, the Interstate Commerce Commission (or other similar federal transportation authority, as applicable) and any state authorities regulating the provision of transportation services, and except as provided in SCHEDULE 5.6, TBC and the TBC Subsidiaries need not give any notice to, make any declaration, filing or registration with, or obtain any Material Permit from any government or governmental agency in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions, except where the failure to give any notice, to make any filing, or to obtain any Material Permit would not have a Material Adverse Effect.

    5.7 FINANCIAL STATEMENTS. TBC has provided to Buyer (i) monthly unaudited consolidated financial statements for each of the months beginning at the Most Recent Fiscal Quarter End (as defined below) through and including the month ended February 29, 1996 (the "MOST RECENT MONTH END FINANCIAL STATEMENTS"), (ii) the unaudited consolidated financial statements for the fiscal quarter ended December 31, 1995 (the "MOST RECENT FISCAL QUARTER END

FINANCIAL STATEMENTS"), and (iii) the Year End Financial Statements (clauses
(i), (ii) and (iii) collectively referred to herein as the "FINANCIAL STATEMENTS"). The Year End Financial Statements have been audited by Arthur Andersen, LLP whose reports thereon are included therewith. The Year End Financial Statements (i) are in accordance with the Books and Records of TBC,
(ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (iii) present fairly the financial condition, assets, liabilities (including all reserves), stockholders' equity, cash flow and results of operations of TBC and the TBC Subsidiaries as of the indicated dates and the results of operations and changes in cash flows of TBC and the TBC Subsidiaries for the indicated periods. Except as provided in SCHEDULE 5.7, the Financial Statements (i) are in accordance with the Books and Records of TBC and (ii) present fairly the financial condition, assets, liabilities (including all reserves), stockholders' equity, cash flow and results of operations of TBC and the TBC Subsidiaries as of the indicated dates and the results of operations and changes in cash flows of TBC and the TBC Subsidiaries for the indicated periods (except, in the case of the Most Recent Month End Financial Statements and the Most Recent Fiscal Quarter End Financial Statements, for the absence of such normal and recurring adjustments, which were not or are not expected to be material to such financial statements taken as a whole, AND the absence of notes that, if presented, would not differ materially from those included in the Year End Financial Statements). In the event of an adverse determination of the audit presently being conducted by the IRS, the sole indemnification remedy of Buyer and the Transitory Subsidiary shall be indemnification as set forth in
Section 9.2(a)(iii) hereof, and any other claim for a breach of representations or warranties with respect thereto shall be precluded. If a reserve attributable to a particular category of insurance claims on any Financial Statement is not adequate to meet the liability to be discharged subsequent to the date of such Financial Statement, such deficiency shall not be deemed to be a breach or violation of this representation and warranty to the extent it is or can be offset by any excess reserve (current or long-term) attributable to a separate category of insurance claims on such Financial Statement.

    5.8 BROKERS' FEES. TBC and the TBC Subsidiaries have no liability or obligation to pay any fees or commissions to any broker or finder with respect to the Transactions. None of Buyer, TBC, any TBC Subsidiary, the Transitory Subsidiary or the Surviving Corporation will have any liability or other obligation with respect to any Sellers' Transactional Expenses.

    5.9 LITIGATION. Except as set forth in SCHEDULE 5.9, no Actions (excluding auto or general liability claims for bodily injury, property damage, product liability and workers' compensation claims described below), individually or, if related to a single set of circumstances in the aggregate, involving more than $50,000 are pending or, to the Knowledge of TBC, threatened (a) against, related to or affecting (i) TBC, any of the TBC Subsidiaries, their respective properties, the Business or the Assets, (ii) any TBC Plan or any trust or other funding instrument, fiduciary or administrator thereof as such, (iii) any officers or directors of TBC or any of the TBC Subsidiaries as such, (iv) the TBC Stockholders as such, or (v) the Transactions, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (b) that seeks to delay, limit or enjoin the Transactions as contemplated herein, (c) that involve the risk of criminal liability, or (d) in which TBC or any of the TBC Subsidiaries is a plaintiff, including any derivative suits brought by or on behalf of TBC or any of the TBC Subsidiaries. Except as set forth in SCHEDULE 5.9, to the

Knowledge of TBC neither TBC nor any of the TBC Subsidiaries is in default with respect to or subject to any Court Order binding on TBC or its Subsidiaries, and there are no unsatisfied judgments against TBC or any of the TBC Subsidiaries, the Business or the Assets. Except as disclosed in
SCHEDULE 5.9, there are no Court Orders or agreements with, or to the Knowledge of TBC liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any material way affect TBC or any of the TBC Subsidiaries.

    The auto or general liability claims for bodily injury, property damage, product liability and workers' compensation claims against TBC and TBC Subsidiaries have been or are managed by various third party administrators, including Crawford & Co., GAB, Alexsis and Hartford Insurance Co., each of which provides periodic claim runs (the "CLAIM RUNS"). In addition, TBC and the TBC Subsidiaries are also insured for workers' compensation by certain insurance companies and state compensation funds that provide periodic claim runs. TBC and the TBC Subsidiaries have made available to Buyer the most recent Claim Runs and the workers' compensation insurance company and stock compensation fund claim runs available as of March 31, 1996 relating to such claims. As threats of litigation in connection with the Business are normal and recurring on a day-to-day basis, no schedule of threatened litigation in connection with such claims in excess of $50,000 will be provided to Buyer unless such threat has been received in writing by TBC or any of the TBC Subsidiaries. To TBC's Knowledge, there are no Actions exceeding $50,000 presently threatened in the manner set forth above, or otherwise pending, which are not set forth on the Claim Runs or set forth on SCHEDULE 5.9 hereto.

    5.10 UNDISCLOSED LIABILITIES. Except for Liabilities which are (i) individually less than $50,000 and in the aggregate less than $1,000,000, or
(ii) reflected and reserved against in the Financial Statements, which have not been paid or discharged since the date thereof, or (iii) disclosed in
SCHEDULE 5.10, neither TBC nor any of the TBC Subsidiaries has any Liabilities of any nature, whether absolute, accrued, contingent, fixed or otherwise, due or to become due.

    5.11 TAXES.

         (a) INCOME TAX RETURNS AND PAYMENTS. During the Ownership Period TBC and each of the TBC Subsidiaries (and any affiliated, unitary or combined group of which TBC or any of the TBC Subsidiaries is now or has been a member) has duly filed all material federal, state or local income Tax Returns required to be filed by it through the date hereof. Such income Tax Returns and other information filed are complete and accurate in all material respects and properly reflect the Liabilities in respect of income Taxes of TBC and the TBC Subsidiaries. TBC and each of the TBC Subsidiaries have duly paid or made adequate provision for payment of all such income Taxes which are shown to be due and payable pursuant to such income Tax Returns or which have been shown to have become due and payable pursuant to any assessment with respect to such income Taxes. TBC and each of the TBC Subsidiaries have duly paid all material estimated income Taxes required to be paid (for income Tax Returns to be filed for the fiscal year ending March 31, 1996) prior to the Effective Time. Except as specified in SCHEDULE 5.11, as of one day prior to the Closing Date neither TBC or any TBC Subsidiary has requested any extension of time which is presently in effect within which to file income Tax Returns for any period within the Ownership Period through March 31, 1996. TBC has delivered and Buyer acknowledges receipt of complete and accurate copies of federal and state income Tax Returns of TBC and each of the TBC Subsidiaries for the fiscal years ending 1991, 1992, 1993, 1994 and 1995.

         (b) NON-INCOME TAX RETURNS AND PAYMENTS. TBC and each of the TBC Subsidiaries has duly filed all material non-income Tax Returns required to be filed by it as of the date hereof, except where TBC or any of the TBC Subsidiaries does not have Knowledge that such a non-income based Tax has or may be imposed or where TBC or any TBC Subsidiary has a good faith basis to believe that such a non-income based Tax is not applicable to its Business. To the Knowledge of TBC, such non-income based Tax Returns and other information filed are complete and accurate in all material respects and, subject to periodic audits of federal, state and local authorities, properly reflect the Liabilities in respect of such non-income Taxes of TBC and the TBC Subsidiaries. TBC and each of the TBC Subsidiaries have duly paid non-income based Taxes occurring in the ordinary course of business or made adequate provision for payment of such non-income Taxes which are shown to be due and payable in accordance with the customary accounting practices of TBC and the TBC Subsidiaries.

         (c)  AUDITS, INVESTIGATIONS OR CLAIMS.  Except as set forth in
SCHEDULE 5.11, the consolidated federal income Tax Returns of TBC and the TBC Subsidiaries which were due as of the Effective Time have been filed with the IRS, and except to the extent shown therein and except for the deficiencies which may result from the audit presently being conducted by the IRS of the consolidated federal income tax returns of TBC and the TBC Subsidiaries for the fiscal year ended March 31, 1993 and any resulting federal or state income Tax liabilities, no material unpaid deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against TBC or any of the TBC Subsidiaries. Except as set forth in SCHEDULE
5.11 and excluding non-income Tax audits by state and local authorities (which cannot be predicted, but are expected in the ordinary course of business) and the effect of the present IRS audit and any resulting state income tax effect, there are no pending or, to the Knowledge of TBC, threatened audits, investigations or claims for or relating to any material additional Liability in respect of income Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of IMR or TBC are likely to result in a material additional Liability for income Taxes. Except as set forth on SCHEDULE 5.11, there have been no audits of Tax Returns (other than the present IRS audit) by the relevant taxing authorities for any period for which an applicable statute of limitations is open which are anticipated to exceed a present potential Liability of $25,000 and, to the Knowledge of TBC except for non-income Tax audits by state and local authorities and except as set forth in SCHEDULE 5.11, neither TBC nor any of the TBC Subsidiaries has been notified that any income taxing authority intends to audit a return for any period. Except as set forth in SCHEDULE 5.11, no extension of a statute of limitations relating to Taxes is in effect or has been requested by any taxing authority with respect to TBC or any of the TBC Subsidiaries.

         (d) DISCLOSURE OF UNDERSTATEMENT. Except as set forth in SCHEDULE 5.11, all transactions during the Ownership Period that could give rise to an understatement of the federal income tax liability of TBC or any of the TBC Subsidiaries within the meaning of Section 6662(d) of the Code are adequately disclosed on the Tax Returns in accordance with
Section 6662(d)(2)(B) of the Code.

         (e) CHANGE IN ACCOUNTING METHOD. Except as set forth in SCHEDULE 5.11, during the Ownership Period neither TBC nor any of the TBC Subsidiaries have made any change in accounting methods for tax reporting purposes, received a ruling from any taxing authority or signed an agreement with any taxing authority that would have a Material Adverse Effect.

         (f) NO TAX SHARING AGREEMENT. Except as set forth in SCHEDULE 5.11, during the Ownership Period neither TBC nor any of the TBC Subsidiaries are parties to or are bound by or have any obligation under any tax sharing, allocation or indemnity agreement or other similar contract or agreement.

         (g) NO TAX CONSENTS. Except as set forth in SCHEDULE 5.11, during the Ownership Period neither TBC nor any of the TBC Subsidiaries have with respect to any Assets or property held, acquired or to be acquired, filed a consent to the application of Section 341(f) of the Code, or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by TBC or any of the TBC Subsidiaries.

         (h)  NO LIABILITIES OF ANY OTHER PERSON.  Except as set forth in
SCHEDULE 5.11, during the Ownership Period neither TBC nor any of the TBC Subsidiaries are subject to Liabilities for Taxes of any other Person, including, without limitation, liability arising from the application of U.S. Treasury Regulation Section 1.1502-6 or any analogous provision of Tax law.

         (i)  LIEN.  To the Knowledge of TBC and except as set forth in
SCHEDULE 5.11, there are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

         (j) SAFE HARBOR LEASE PROPERTY. Except as set forth in SCHEDULE 5.11, none of the Assets is property that is required to be treated as being owned by any other Person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

         (k)  SECURITY FOR TAX-EXEMPT OBLIGATIONS.  Except as set forth in
SCHEDULE 5.11, none of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

         (l) TAX-EXEMPT USE PROPERTY. Except as set forth in SCHEDULE 5.11, none of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

         (m) FOREIGN PERSON. Except as set forth in SCHEDULE 5.11, neither TBC nor any of the TBC Subsidiaries is a Person other than a United States Person within the meaning of the Code.

         (n) NO WITHHOLDING. Except as set forth in SCHEDULE 5.11, the transaction contemplated herein is not subject to the federal income tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

         (o) CONSOLIDATED TAX RETURN. Except as set forth in SCHEDULE 5.11, during the Ownership Period neither TBC nor any of the TBC Subsidiaries has ever been a member of any other affiliated group of corporations, within the meaning of Section 1504 of the Code.

         (p) PARTNERSHIP. Except as set forth in SCHEDULE 5.11, neither TBC nor any of the TBC Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

         (q)  PARACHUTE PAYMENTS.  Neither TBC nor any of the TBC
Subsidiaries has or will have as a consequence of the Transactions any liability for the payment of a non-deductible parachute payment as defined in
Section 280G of the Code.

    5.12 EMPLOYMENT MATTERS.

         (a) DISCLOSURE; DELIVERY OF COPIES OF RELEVANT DOCUMENTS AND OTHER INFORMATION. SCHEDULE 5.12 contains a complete list of the TBC Plans which cover any employees or former employees of TBC or any TBC Subsidiary. True and complete copies of each of the following documents relating to TBC Plans which cover any employees or former employees of TBC or any TBC Subsidiary have been delivered by TBC to the Buyer: (i) each Welfare Plan, Pension Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed by TBC or any TBC Subsidiary to employees and all annuity contracts or other funding instruments, (ii) each Benefit Arrangement including written interpretations and written descriptions thereof which have been distributed by TBC or any TBC Subsidiary to employees (including descriptions of the number and level of current employees covered thereby) and a complete description of any such Benefit Arrangement which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service for each Pension Plan, (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan or Welfare Plan, and (v) a description setting forth the amount of any liability of TBC or any TBC Subsidiary as of the Effective Time for payments more than thirty days past due with respect to each Welfare Plan, Pension Plan and Multiemployer Plan and (vi) the name and address of the Plan Administrator for each Multiemployer Plan.

         (b)  REPRESENTATIONS.  Except as set forth in SCHEDULE 5.12:

              (i)  PENSION PLANS.

                   (A)  No Pension Plan is subject to Title IV of ERISA or
    Section 412 of the Code. Each Pension Plan and each related trust agreement, has been determined by the Internal Revenue Service to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) and, to the Knowledge of TBC, each Pension Plan has been so qualified during the period from its adoption to date.

                   (B) Each Pension Plan and each related trust agreement presently complies in all material respects and has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including but not limited to ERISA and the Code.

              (ii) MULTIEMPLOYER PLANS.

                   (A) Except as disclosed in SCHEDULE 5.12, TBC and its ERISA Affiliates have not, at any time, withdrawn from a Multiemployer Plan in what a Multiemployer Plan might claim to be a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including, but not limited to, the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), to TBC or any ERISA Affiliate.

                   (B) All contributions required under the terms of the appropriate collective bargaining agreement or by the Plan to be made by TBC and each TBC Subsidiary to each Multiemployer Plan have been made when due.

                   (C) If, as of the Effective Time, TBC or any of its ERISA Affiliates was to withdraw from all Multiemployer Plans to which it (or any of them) has contributed or been obligated to contribute, it (and they) would incur no liabilities to such plans under Title IV of ERISA not otherwise reserved for on the Closing Balance Sheet in excess of $100,000.

                   (D)  To Knowledge of TBC, with respect to each Multiemployer
    Plan: (A) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of TBC under Title IV of ERISA; (B) no proceeding has been initiated by any Person (including the PBGC) to terminate any Multiemployer Plan, and (C) TBC has no information which would lead it to believe that any Multiemployer Plan will be terminated or will be reorganized under ERISA.

              (iii)     WELFARE PLANS AND CERTAIN MULTIEMPLOYER PLANS.

                   (A) Each Welfare Plan which covers employees or former employees of TBC or any TBC Subsidiary has been maintained in material compliance with its terms and, both as to form and operation, with the requirements prescribed by those statutes, orders, rules and regulations which are applicable to such Welfare Plan, including but not limited to ERISA and the Code.

                   (B) But for the grandfathered retiree medical and group life insurance plans identified in SCHEDULE 5.12, neither TBC nor any TBC Subsidiary nor any Welfare Plan has any present or future obligation to make any payment to or with respect to any present or former employee of TBC or any TBC Subsidiary pursuant to any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent TBC or any TBC Subsidiary from amending or terminating any such benefit plan or Welfare Plan.

                   (C) Each Welfare Plan which covers or has covered employees or former employees of TBC or a Subsidiary and which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in material compliance with the provisions of Part 6 of Title I of ERISA and Sections 162(k) and 4980B of the Code at all times during the applicable statute of limitations period.

              (iv) TBC and its ERISA Affiliates have not been assessed any liability with respect to any Multiemployer Plan that is a "welfare plan", as defined in Section 3(1) of ERISA, under the terms of such Multiemployer Plan, any collective bargaining agreement or otherwise resulting from any cessation of contribution, cessation of obligations to make contributions or other form of withdrawal from such Multiemployer Plan.

              (v) If, as of the Effective Time, TBC or any of its ERISA Affiliates were to have a cessation of contributions, cessation of obligations to make contributions or other form of withdrawal from all Multiemployer Plans that are "welfare plans", as defined in Section 3(1) of ERISA, it (and they) would incur no liabilities not otherwise reserved for on the Closing Balance Sheet with respect to any such Multiemployer Plans under the terms of such Multiemployer Plans, any collective bargaining agreement or otherwise in excess of $50,000.

              (vi) UNRELATED BUSINESS TAXABLE INCOME. No TBC Plan (or trust or other funding vehicle pursuant thereto), other than a Multiemployer Plan, is subject to any tax under Code Section 511.

              (vii) DEDUCTIBILITY OF PAYMENTS. There is no contract, agreement, plan or arrangement covering any employee or former employee of TBC or any TBC Subsidiary that, individually or collectively, provides for the payment by TBC or any TBC Subsidiary of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or
    (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

              (viii) FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS. Neither TBC nor any TBC Subsidiary nor, to the Knowledge of TBC, any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of TBC or any TBC Subsidiary, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or
    Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of

    ERISA. TBC and the TBC Subsidiaries have not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan (or other employee benefit plan subject to ERISA) and have not been assessed any civil penalty under
    Section 502(l) of ERISA.

              (ix) NO AMENDMENTS. TBC and the TBC Subsidiaries have no announced plan or legally binding commitment to create any additional TBC Plans which are intended to cover employees or former employees of TBC or any TBC Subsidiary (with respect to their relationship with such entities) or to amend or modify any existing TBC Plan which covers or has covered employees or former employees of TBC or any TBC Subsidiary (with respect to their employment relationship with such entities) in any material way.

              (x)     THIS SECTION INTENTIONALLY OMITTED.

              (xi) NO OTHER MATERIAL LIABILITY. No event has occurred in connection with which TBC or any TBC Subsidiary or any TBC Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any TBC Plans or (B) pursuant to any obligation of TBC or any TBC Subsidiary to indemnify any Person against liability incurred under, any such statute, regulation or order as they relate to any TBC Plan.

              (xii) NO ACCELERATION OR CREATION OF RIGHTS. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the acceleration or creation of any rights of any Person to benefits under any TBC Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

              (xiii) NO ERISA AFFILIATES. Except as set forth in SCHEDULE 5.12, neither TBC nor any of the TBC Subsidiaries is now or has ever been a member of a "controlled group of corporations" with or under "common control" with any other entity as defined in Section 414(b) or
    (c) of the Code.

    5.13 LABOR AGREEMENTS AND ACTIONS. SCHEDULE 5.13 contains a list of all collective bargaining agreements to which TBC or any of the TBC Subsidiaries is a party or which relate to TBC or any of the TBC Subsidiaries. During the Ownership Period, neither TBC nor any of the TBC Subsidiaries has experienced any new attempt by organized labor or its Representatives to make such party conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of such party. Except as listed in SCHEDULE 5.13, there is no labor strike or labor disturbance pending or, to the Knowledge of TBC, threatened against either TBC or any of the TBC Subsidiaries, there are no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation under such agreements, which have not been finally resolved, settled or otherwise disposed of and in the past five years neither TBC nor any of the TBC Subsidiaries has experienced a work stoppage or other labor difficulty, nor is there any default under any such agreements by TBC or any of the TBC Subsidiaries, or, to the Knowledge of TBC, any other party thereto. Except as set forth in SCHEDULE 5.13, TBC and each of the TBC Subsidiaries is in compliance with all applicable laws respecting employment practices, employment documentation, terms and conditions of employment and wages and hours, except where the failure to be in compliance, individually or in the aggregate, would not have a Material Adverse Effect and is not and has not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against either TBC or any of the TBC Subsidiaries pending before the National Labor Relations Board or any other domestic or foreign governmental agency and, to the Knowledge of TBC, there are no facts or information which would give rise thereto.

    5.14 ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 5.14, since December 31, 1995, there has not been:

         (a)  any Material Adverse Change;

         (b) (i) any declaration, setting aside or payment of any dividend or other distribution by TBC in respect of the TBC Common Stock, or (ii) any redemption, purchase or other acquisition of any shares of the capital stock of TBC, or (iii) any bonus, fee or other payment to or on behalf of any TBC Stockholder, any Affiliate of TBC or any Affiliate of any TBC Stockholder (excluding payments to IMR, IMR General, Jacobs Management Corporation, Jacobs Investors, Inc. or to Irwin L. Jacobs for fees, expenses and debts owing of less than $140,000 in the aggregate), including, but not limited to, any payment of principal of or interest on any debt owed to any TBC Stockholder or Affiliate, or (iv) any payment of a bonus, fee or other payment to any TBC Stockholder or Affiliate as an employee of TBC or any of the TBC Subsidiaries of less than $160,000 in the aggregate;

         (c) except events occurring in the ordinary course of business (which shall include normal hiring of personnel, periodic performance reviews and related compensation and benefit increases) (i) any increase in the rate or terms of compensation or bonus payable or to become payable or benefits due or to become due by TBC or any of the TBC Subsidiaries to their respective current and former directors, officers, employees or agents (collectively, "PERSONNEL"), (ii) adoption, creation or amendment of any TBC Plan by TBC or any of the TBC Subsidiaries, (iii) employment agreement (written or verbal) made by TBC to which TBC is a party, (iv) other change in employment terms for any of the officers, employees or agents of TBC or any of the TBC Subsidiaries;

         (d) any issuance of or commitment to issue any shares of TBC Common Stock or other capital stock of TBC, other than pursuant to stock options outstanding as of December 31, 1995;

         (e) any issuance of or commitment to issue any rights, options, warrants or other securities exercisable into capital stock of TBC;

         (f) any entry into any agreements or commitments of any character relating to the issued or unissued capital stock or other securities of TBC or any of the TBC Subsidiaries obligating TBC or any of the TBC Subsidiaries to issue any securities;

         (g) any sale, lease, assignment or transfer of any of the Assets, other than to Persons that are not Affiliates of TBC, any of the TBC Subsidiaries or any TBC Stockholders not for fair consideration and in the ordinary course of business;

         (h) any cancellation, compromise, waiver, forgiveness, termination or release of any rights or claims (or series of related rights or claims) or any obligation or Liability (i) involving an Affiliate of TBC or any of the TBC Subsidiaries, (ii) involving more than $50,000, or (iii) outside the ordinary course of business;

         (i) any amendment, modification, acceleration, cancellation, termination, or, to the Knowledge of TBC, any threatened cancellation or termination of any Contract, license or other instrument (i) involving an Affiliate of TBC or any of the TBC Subsidiaries, (ii) involving payments by TBC or any of the TBC Subsidiaries in excess of $50,000 under any single contract, license or other instrument, (iii) involving payments to TBC or any of the TBC Subsidiaries in excess of $250,000 under any single contract, license or other instrument, or (iv) that is outside of the ordinary course of business;

         (j) any capital expenditure or the execution of any Lease or Contract (or series of related Contracts or Leases) or any incurring of liability therefor (i) involving an Affiliate of TBC or any of the TBC Subsidiaries, (ii) involving payments in excess of $100,000 in the aggregate, or (iii) outside the ordinary course of business;

         (k) any delay or failure to repay when due any obligation in excess of $50,000 of TBC or any of the TBC Subsidiaries;

         (l) any failure to operate the Business in the ordinary course so as to use reasonable efforts to preserve the Business intact, to keep available to TBC and the TBC Subsidiaries the services of Personnel, and to preserve for TBC and the TBC Subsidiaries the goodwill of the suppliers, customers, agents, distributors and others having business relations with TBC and the TBC Subsidiaries (it being understood that TBC is in no way guaranteeing that such Personnel and goodwill will actually be maintained);

         (m) any entry into any agreement, commitment or transaction by TBC or any of the TBC Subsidiaries which is material to TBC and the TBC Subsidiaries, taken as a whole, or the HVP Business taken as a whole, except agreements, commitments or transactions in the ordinary course of business;

         (n) any change by TBC or any TBC Subsidiary in accounting methods, principles or practices except as disclosed to Buyer herein, or on a Disclosure Schedule or Supplement hereto;

         (o) any revaluation by TBC or any TBC Subsidiary of any of the Assets or Liabilities, including without limitation, writing off notes or accounts receivable other than in the ordinary course of business;

         (p) any material mortgage, pledge or other encumbrance of any of the Assets, other than in the ordinary course of business;

         (q) any indebtedness incurred by TBC or any TBC Subsidiary for borrowed money or any commitment to borrow money entered into by TBC or any TBC Subsidiary, or any loans or guarantees made or agreed to be made by TBC or any TBC Subsidiary other than to non-Affiliates in the ordinary course of business;

         (r) any incurrence of Liabilities involving $50,000 or more or otherwise material to the Business, except for Liabilities arising in the ordinary course of business, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

         (s) any payment, discharge or satisfaction of any Liabilities, other than such payment, discharge or satisfaction in the ordinary course of business;

         (t) any capital investment in, loan to, or acquisition of the securities or assets of any other Person (i) involving an Affiliate of TBC or any of the TBC Subsidiaries, (ii) involving more than $50,000 in the aggregate, or (iii) outside the ordinary course of business;

         (u) any grant of any license or sublicense of any rights under or with respect to any Intellectual Property of TBC or any of the TBC Subsidiaries except in the ordinary course of business;

         (v) any loan to, or other agreement with any Personnel outside the ordinary course of business giving rise to any claim or right on its part against the Person or on the part of the Person against it;

         (w) any charitable or other capital contribution, individually or in the aggregate in excess of $10,000, made or pledged by TBC or any TBC Subsidiary;

         (x) any payment by TBC or any TBC Subsidiary of any Sellers' Transactional Expenses;

         (y) any written or, to the Knowledge of TBC, oral agreement by TBC or any TBC Subsidiary or any of their respective Personnel to do any of the foregoing; or

         (z) to the Knowledge of TBC, any other event or condition of any character that individually or in the aggregate has a Material Adverse Effect.

    5.15      BOOKS AND RECORDS.  With respect to and during the Ownership
Period: (a) each of TBC and each of the TBC Subsidiaries has made and kept Books and Records and accounts, which, in reasonable detail, fairly reflect the activities of such party, (b) the minute books of TBC and each of the TBC Subsidiaries, as previously made available to the Buyer and its Representatives, contain materially accurate and adequate records of all meetings of, and corporate actions taken by (including action taken by written consent), the respective stockholders and Board of Directors of TBC and each of the TBC Subsidiaries, (c) the copies of the stock book records of TBC and each of the TBC Subsidiaries heretofore delivered to the Buyer properly reflect all material transactions effected in the stock of TBC and each of the TBC Subsidiaries during the Ownership Period, and (d) neither TBC nor any of the TBC Subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Books and Records thereof. At Closing, the Books and Records of TBC and the TBC Subsidiaries will be in the possession of TBC, except for those records and reports prepared and retained by Representatives of IMR and its Affiliates.

    5.16 PERSONAL PROPERTY AND ENCUMBRANCES; ASSETS. SCHEDULE 5.16 identifies all owned items of personal property and all capitalized leases for items of personal property of TBC or any of the TBC Subsidiaries which individually have a book value in excess of $50,000. Except as set forth in SCHEDULE 5.16, and except for personal property which has been sold or otherwise disposed of in the ordinary course of business, TBC or a TBC Subsidiary owns free and clear from any Encumbrances (except for (i) Encumbrances reflected in the Financial Statements, (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent which, in the aggregate, are not substantial in amount, do not materially detract from the value of the assets subject thereto or interfere with the present use and have not arisen other than in the ordinary course of business, (iii) Encumbrances arising by operation of law which, in the aggregate, are not substantial in amount, do not materially detract from the value of the assets subject thereto or interfere with the present use and have not arisen other than in the ordinary course of business and (iv) Encumbrances described on the Disclosure Schedule (collectively, Encumbrances of the type described in clauses (i), (ii), (iii) and (iv) above are hereinafter sometimes referred to as "PERMITTED ENCUMBRANCES")) or as set forth on SCHEDULE 5.16, leases or has the right to use, the personal property set forth on SCHEDULE 5.16. To the Knowledge of TBC, the personal property listed on SCHEDULE 5.16 has been maintained in accordance with normal industry practice, is in reasonable operating condition and repair (except for normal replacement practices and ordinary wear and tear) and is sufficient for the operation of the Business as currently conducted.

    5.17 INTELLECTUAL PROPERTY.

         (a) POSSESSION OF INTELLECTUAL PROPERTY. TBC and each of the TBC Subsidiaries possess all Intellectual Property necessary for the ownership of its properties and the conduct of the Business as presently conducted. All Intellectual Property of TBC and each of the TBC Subsidiaries is set forth in
SCHEDULE 5.17. All of the rights of TBC and the TBC Subsidiaries in the Intellectual Property are valid and enforceable rights of TBC or the applicable TBC Subsidiary and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the Transactions, except where the failure of such rights to be valid and enforceable would not have a Material Adverse Effect. TBC and each of the TBC Subsidiaries own or possess adequate and enforceable licenses or otherwise have the right to use all of the Intellectual Property, except where the failure to possess such licenses or have such right to use would not have a Material Adverse Effect.

         (b) NO PROCEEDINGS. Neither TBC nor any of the TBC Subsidiaries has received any notice of any event, inquiry, investigation or proceeding threatening the validity of any such Intellectual Property. TBC and the TBC Subsidiaries have taken all reasonable and prudent steps to protect the Intellectual Property listed on SCHEDULE 5.17 from infringement by any other Person. No other Person (i) has, to the Knowledge of TBC, the right to use any of the Trademarks or other such Intellectual Property on the goods and services on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such Person, to cause confusion with such Trademarks or other Intellectual Property or to cause a mistake or to deceive, (ii) has notified TBC or any of the TBC Subsidiaries that it is claiming any ownership of or right to use such Intellectual Property, or (iii) to the Knowledge of TBC, is infringing upon any Intellectual Property in any way. The use of the Intellectual Property by TBC and the TBC Subsidiaries does not conflict with, infringe upon or otherwise violate the rights of any third party in or to such Intellectual Property, and no Action has been instituted against or notices received by TBC or any of the TBC Subsidiaries that are presently outstanding alleging that the use by TBC or any TBC Subsidiary of the Intellectual Property infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property.

         (c) PROPRIETARY RIGHTS. SCHEDULE 5.17 sets forth: (i) for each Patent, the number, normal expiration date and subject matter for each country in which such Patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each Trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a Trademark has been registered,
(iii) for each Copyright, the number and date of filing for each country in which a Copyright has been filed, and (iv) for each service mark, the service mark serial number or the service mark registration number, the service mark class of goods covered and the service mark expiration date for each country in which a service mark has been registered. True and correct copies of all Patents (including and all pending applications) owned, controlled, created or used by or on behalf of TBC or any of the TBC Subsidiaries or in which TBC or any of the TBC Subsidiaries has any interest have been provided to the Buyer. Except for applications pending, all of the Patents, registered designs and Trademarks listed on SCHEDULE 5.17 have been duly issued and, except as set forth on SCHEDULE 5.17, all of the other Intellectual Property exist, is registered and is subsisting. All of the pending Patent applications have been duly filed.

    5.18 FACILITIES AND LEASES.

         (a) NO DEFAULT. SCHEDULE 5.18 contains a description of all Owned Real Property of TBC and each of the TBC Subsidiaries and contains copies of any preliminary or other title reports, if any, covering all of the Owned Real Property.
SCHEDULE 5.18 contains (i) a description of all Leases or sub-leases to which TBC or any of the TBC Subsidiaries is a party requiring an annual aggregate payment of at least $50,000 (the "MATERIAL LEASES"), and (ii) specifically, and by way of limitation, a general description of the leased property or items, the specific leasing party, the term, the applicable rent, any and all renewal options, and any requirements for the consent of third parties with respect to any provisions thereto. Except as otherwise set forth in SCHEDULE 5.18, each Material Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect; all rents and additional rents due to date to or from TBC or any of the TBC Subsidiaries on each such Material Lease have been paid; neither TBC nor any of the TBC Subsidiaries have received any notice of cancellation or termination under any option or right reserved to the lessor; neither TBC nor any of the TBC Subsidiaries have received notice that it is in material Default under any such Material Lease; and to TBC's Knowledge there exists no event, occurrence, condition or act (including the consummation of the Transactions) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material Default by either TBC or any of the TBC Subsidiaries under such Material Lease or, to the Knowledge of TBC, by any other party. TBC shall use best reasonable commercial efforts to obtain the consent of third parties in accordance with Section 7.1 hereof, where such consent is necessary to the consummation of the Transactions as they affect a specific Material Lease (except where the failure to obtain such consent would not have a Material Adverse Effect).

         (b) OWNED REAL PROPERTY. Except as set forth in SCHEDULE 5.18, TBC and each of the TBC Subsidiaries have good and marketable fee simple title to all of their Owned Real Property, free and clear of all Encumbrances, except for minor liens which in the aggregate are not substantial in amount, do not materially detract from the value or transferability of the property or assets subject thereto or interfere with the present use and have not arisen other than in the ordinary course of business. TBC and each of the TBC Subsidiaries enjoys peaceful and undisturbed possession of all their respective Owned Real Property.

         (c) ACTIONS. Except as set forth in SCHEDULE 5.18, there are no pending or, to the Knowledge of TBC, threatened condemnation proceedings, administrative proceeding, or other Actions relating to any Leases or other Facility.

         (d) LEASES OR OTHER AGREEMENTS. Except as listed on SCHEDULE 5.18, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Facility of TBC or any TBC Subsidiary, or any real property.

         (e)  FACILITY LEASES AND LEASED REAL PROPERTY.  Except as set forth in
SCHEDULE 5.18 or as contemplated by this Agreement and the Transactions, with respect to each Facility Lease, TBC or the applicable TBC Subsidiary has an unencumbered interest in the Leasehold Estate. TBC or the applicable TBC Subsidiary enjoys peaceful and undisturbed possession of all the Leased Real Property, subject to the rights of the fee owners, and TBC and each of the TBC Subsidiaries has in all material respects performed all the obligations required to be performed by it through the date hereof.

         (f) CERTIFICATE OF OCCUPANCY. All Facilities have received all required material approvals of governmental authorities (including without limitation Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Regulations, except where the failure to obtain any such approvals or the failure to comply with any such Regulations would not have a Material Adverse Effect.

         (g) UTILITIES. To the Knowledge of TBC, all Facilities are supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and there is no condition which, to the Knowledge of TBC, would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

         (h) IMPROVEMENTS, FIXTURES AND EQUIPMENT. To the Knowledge of TBC, the improvements constructed on the Facilities, including without limitation all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by TBC and each of the TBC Subsidiaries at the Facilities are (i) structurally sound with no material defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (iv) sufficient for the operation of the Business as presently conducted, and (v) in conformity, in all material respects, with all applicable Regulations, except where the failure to conform with any such Regulation would not have a Material Adverse Effect. None of the improvements is subject to any commitment or other arrangement for their sale or use by any Affiliate of TBC or any TBC Subsidiary or any third parties.

         (i) SUBLEASES. Except as set forth on SCHEDULE 5.18, there are no subleases, licenses, options, rights, concessions or other agreements or arrangements, written or, to the Knowledge of TBC, oral, granting to any Person the right to use or occupy the property or any portion thereof or interest therein, to which a Material Lease pertains.

         (j) NO SPECIAL ASSESSMENT. None of IMR nor TBC nor any TBC Subsidiary has received notice of any special assessment relating to any Facility or any portion thereof and, to the Knowledge of TBC, there is no pending or threatened special assessment.

    5.19 MATERIAL CONTRACTS.

         (a) CONTRACTS. Except for Contracts listed on SCHEDULE 5.19 and except for: (A) Contracts made in the ordinary course of business, (B) Driver Contracts, (C) customer and agent agreements not subject to disclosure pursuant to Section 5.30, and (D) other Contracts expressly referenced in the Disclosure
Schedule in response to other disclosure requirements (including without limitation Employment Matters under Section 5.12, Labor Agreements under Section 5.13, Personal Property under Section 5.16, Leases under Section 5.18, Insurance under Section 5.20 and the Material Customer and Material Agent Agreements under
Section 5.30)),
neither TBC nor any TBC Subsidiary is a party to, or bound by, any Contract of any kind to be performed after the Effective Time (i) pursuant to which TBC or any TBC Subsidiary is obligated to expend more than $50,000 in any twelve-month period and that is not subject to cancellation on not more than 30 days' notice by TBC or a TBC Subsidiary without penalty or increased cost, or (ii) with any Personnel or other Affiliates of TBC or any Subsidiary (collectively (i) and (ii) above are "MATERIAL CONTRACTS" and individually each is referred to as a "MATERIAL CONTRACT"). Except as set forth in
SCHEDULE 5.19, neither TBC nor any of the TBC Subsidiaries is bound by any other material Contract, agreement or other arrangement (and any amendment, modification or supplement in respect thereof), including, without limitation:

              (i) any Contract, guarantee, other contingent liability, warranty, guaranty or similar undertaking not in the ordinary course of business;

              (ii) any written arrangement (or group of related written arrangements), Contracts, commitments or other agreements for the purchase or sale of supplies, trailers, on-board equipment (including, without limitation, pads, beams and straps) or other equipment, materials or property or for the furnishing or receipt of services, including, without limitation, any customer or vendor contracts, or relating to capital expenditures (including, without limitation, BECOM 2000) pursuant to which TBC or any TBC Subsidiary is required to provide expenditures in excess of $50,000;

              (iii) license, commission, consulting, agency or advertising contracts or arrangements related to the Assets or the Business providing for payments by TBC or any TBC Subsidiary in excess of $50,000 in any twelve-month period;

              (iv) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

              (v) any agreement, indenture, promissory note, loan, evidence of indebtedness, letter of credit, guarantee or other instrument relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business), whether TBC or any TBC Subsidiary shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged;

              (vi) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits, any of which, individually or in the aggregate, is or involves in excess of $25,000;

              (vii) any management service, consulting (other than employment related consulting arrangements) or any other similar type of contract;

              (viii) any agreement, contract or commitment limiting the ability of TBC or any of the TBC Subsidiaries to engage in any line of business or to compete with any Person;

              (ix) any written arrangement (or group of related written arrangements) concerning a partnership or joint venture with any other Person;

              (x) any oral contract, agreement or other arrangement with respect to any of the matters referred to in the foregoing clauses (i) through (ix) and any written proposal to enter into any contract, agreement or other arrangement with respect to any of the matters referred to in the foregoing clauses (i) through (ix).

TBC has made available to the Buyer true, correct and complete copies of all of the Material Contracts listed on SCHEDULE 5.19, including all amendments and supplements thereto and has included as part of SCHEDULE 5.19 a brief summary of any such oral contracts, agreements or other arrangements and any written proposals to enter into any such contracts, agreements or other arrangements.

         (b) ABSENCE OF BREACHES AND DEFAULTS. Except as otherwise set forth in SCHEDULE 5.19, each Contract or agreement set forth thereon is in full force and effect and there exists no Default or event of default or, to the Knowledge of TBC, event, occurrence, condition or act (including the consummation of the Transactions) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a Default or event of default thereunder, which Default would result, with reasonable certainty, in a Material Adverse Effect. All of the Contracts set forth on SCHEDULE 5.19 are valid, binding and enforceable in accordance with their terms (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor's rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law). All of the other Contracts and agreements to which TBC or any of the TBC Subsidiaries is a party or by which it is bound or are valid, binding and enforceable in accordance with their terms (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor's rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law), except where the failure of any Contracts or Leases to be binding, valid and enforceable would not, either individually or in the aggregate, have a Material Adverse Effect. TBC and each of the TBC Subsidiaries have fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under each Contract and agreement by which it is bound, except where the failure to fulfill or take such action with respect to any Contracts or Leases, either individually or in the aggregate, would not have a Material Adverse Effect. TBC and each of the TBC Subsidiaries have and, to the Knowledge of TBC, all other parties to such Contracts and agreements have, complied in all material respects with the provisions thereof and no notice of any claim of Default has been given to TBC or any of the TBC Subsidiaries. Except as set forth on SCHEDULE 5.19, assuming the representations and warranties of the Buyer in Sections 6.2 and
6.3 are true in all material respects, none of the rights of TBC or any of the TBC Subsidiaries in the Material Contracts will cease to be enforceable by TBC or such TBC Subsidiary as a result of the consummation of the Transactions.

         (c) SERVICE WARRANTY. Except as set forth in SCHEDULE 5.19, to TBC's Knowledge, neither TBC nor any of the TBC Subsidiaries has committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, Liability for breach of warranty (whether covered by insurance or not) on the part of TBC or any of the TBC Subsidiaries, with respect to services rendered prior to the Effective Time which would have a Material Adverse Effect.

    5.20 INSURANCE. TBC has delivered to Buyer copies of all current policies (including indemnity agreements disclosed in Section 5.19 hereof) of property, fire and casualty, product liability, workers compensation and other forms of insurance owned or held by TBC or any of the TBC Subsidiaries on the Business, the Assets, or their respective employees. All insurance coverage applicable to each of TBC, the TBC Subsidiaries, the Business and the Assets is in full force and effect and, to the Knowledge of TBC, provides coverage as may be required by applicable Regulation and by any and all Material Contracts to which TBC and any of the TBC Subsidiaries is a party. There is no default under any such coverage nor, to the Knowledge of TBC, has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion at any time during the Ownership Period. There are no outstanding unpaid premiums, except in the ordinary course of business, and no notice of cancellation or non-renewal of any such coverage has been received. Neither TBC nor any of the TBC Subsidiaries have received notice of any retrospective premium adjustments which have not been paid or for which adequate reserves have not been established. During the Ownership Period, all auto liability, product liability, general liability and workers' compensation insurance policies maintained by TBC or any of the TBC Subsidiaries have been occurrence policies and not claims made policies. Except as set forth in SCHEDULE 5.20 there are no outstanding performance bonds covering or issued for the benefit of TBC or any of the TBC Subsidiaries. Except as set forth in SCHEDULE 5.20, neither TBC nor any of the TBC Subsidiaries have received (i) any notice of cancellation of any Insurance Policy, refusal of coverage, increase of premiums or failure to renew thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. To TBC's Knowledge, all policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Effective Time.

    5.21 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC.  Except as set forth in
SCHEDULE 5.21, none of TBC nor any TBC Subsidiary nor IMR nor any officer, director or, to the Knowledge of TBC, employee of TBC or any of the TBC Subsidiaries or any Affiliates of any of the foregoing (nor any member of any such Person's immediate family) (i) possesses, directly or indirectly, any material ownership interest in, or is a director, officer or employee of, any Person which is a supplier, agent, customer, lessor, lessee, licensor, developer, competitor or potential competitor of TBC or any of the TBC Subsidiaries or (ii) is presently a party to any material transaction with TBC or any of the TBC Subsidiaries, including without limitation, any contract, agreement or other arrangement otherwise requiring payments to (other than for services as officers, directors or employees of TBC or any of the TBC Subsidiaries) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as a stockholder, officer, director, trustee or partner. Notwithstanding the foregoing, the foregoing shall not apply to any interest or holdings in a publicly registered or traded Person, investment in stock by a pension, profit sharing or similar plan or the employment by a Person in a non-key position of any spouse of a director, officer, or employee.

    5.22 ENVIRONMENTAL MATTERS. The representations and warranties made in this Section 5.22: (i) are limited to the Knowledge of TBC, (ii) apply only to the Company Property, and (iii) are limited in scope such that if the condition described does exist, it, along with all such other conditions described, will not, individually or in the aggregate, have a Material Adverse Effect. Subject to the foregoing, and, except as set forth on SCHEDULE 5.22:

         (a) HAZARDOUS MATERIALS. Hazardous Materials are not being handled, transported, generated, used, treated or stored on or released or disposed on or about any Company Property.

         (b) FACILITIES. TBC and each of the TBC Subsidiaries and the Company Property are in compliance with Environmental Laws and the requirements of Permits issued under such Environmental Laws with respect to any Company Property.

         (c) PENDING ACTIONS. There have not been and are no pending or, to the Knowledge of TBC, threatened Environmental Claims against TBC or any of the TBC Subsidiaries or any Company Property.

         (d) PERMITS. TBC and each of the TBC Subsidiaries have all Permits required under any Environmental Law and each Company Property is in compliance with all such Permits.

         (e) PERMITS REQUIRED. The consummation of the Transactions will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required under any Environmental Law.

         (f) ENVIRONMENTAL CONDITIONS. There are no present Environmental Conditions in any way relating to the Business of TBC or any of the TBC Subsidiaries, including the Company Property.

         (g) CERCLA OR RCRA. No current use, generation, treatment, transportation, storage, disposal or handling practice of TBC or any of the TBC Subsidiaries with respect to any Hazardous Material has or will result in any liability under CERCLA or RCRA (as in effect as of the date hereof and on the Effective Date) or any state or local law of similar effect.

         (h) STORAGE TANK OR PIPELINE. There is no underground or above-ground storage tank or pipeline at any Company Property where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline is not in compliance with all Environmental Laws and there has been no Release from or rupture of any such tank or pipeline, including without limitation any Release from or in connection with the filling or emptying of such tank.

         (i) ENVIRONMENTAL AUDITS OR ASSESSMENTS. True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of TBC or any of the TBC Subsidiaries, of all environmental audits or assessments which have been conducted at any Company Property within the past five years, either by TBC or any of the TBC Subsidiaries or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to the Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which TBC or any of the TBC Subsidiaries have knowledge is included on SCHEDULE 5.22.

         (j) INDEMNIFICATION AGREEMENTS. Neither TBC nor any of the TBC Subsidiaries are, singularly or collectively, a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any lease or other contract under which TBC or any of the TBC Subsidiaries are obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions.

         (k) RELEASES OR WAIVERS. During the Ownership Period, neither TBC nor any of the TBC Subsidiaries have released any other Person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

         (l) NOTICES, WARNINGS AND RECORDS. During the Ownership Period, TBC and each of the TBC Subsidiaries have given all notices and warnings, made all reports, and have kept and maintained all records required by and in compliance with all Environmental Laws.

    5.23 COMPLIANCE WITH LAW. Except as otherwise disclosed on SCHEDULE 5.23, neither TBC nor any of the TBC Subsidiaries nor the conduct of the Business has violated or has failed or is failing to be in compliance with all Regulations and Court Orders relating to the Assets or the Business or operations of TBC or any of the TBC Subsidiaries, except where the violations or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect.
Each of TBC and the TBC Subsidiaries, in the conduct of the Business, is in conformity with all energy, public utility, zoning, building and health codes, regulations and ordinances, OSHA and Environmental Laws and all other foreign, federal, state, and local governmental and regulatory requirements applicable to the conduct of the Business, except where the failure to be in conformity, either individually or in the aggregate, would not have a Material Adverse Effect. To the Knowledge of TBC, neither TBC nor any of the TBC Subsidiaries nor IMR has received any notice to the effect that, or otherwise been advised that, such party is not in compliance with any such Regulations or Court Orders.

    5.24 NO OTHER AGREEMENTS TO SELL ASSETS OR CAPITAL STOCK OF TBC OR THE TBC SUBSIDIARIES. SCHEDULE 5.24 sets forth all of the non-core locations of BMS (the "NON-CORE ASSETS"). Except for sales of Non-Core Assets, none of TBC, any of the TBC Subsidiaries, any of the TBC Stockholders or any of their respective officers, directors, stockholders or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person or firm, other than as contemplated by this Agreement, to sell, assign, transfer or effect a sale of all or a material portion of the Assets, to sell or effect a sale of any of the capital stock of TBC or any of the TBC Subsidiaries, to effect any merger, consolidation, liquidation, dissolution or other reorganization of TBC or any of the TBC Subsidiaries, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

    5.25 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Year End Balance Sheets, and all accounts receivable arising since the Year End Balance Sheet Date, represent bona fide claims of TBC and the TBC Subsidiaries against debtors for sales, services performed or other charges arising on or before the date hereof, and, to the Knowledge of TBC, all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements.

    5.26 PURCHASE COMMITMENTS AND OUTSTANDING BIDS.  Except as set forth in
SCHEDULE 5.26, there is no outstanding bid, proposal, Contract or unfilled order made by TBC or any of the TBC Subsidiaries, or, to the Knowledge of TBC, made by BMS which relates to the Business which will or would, if accepted, have a Material Adverse Effect.

    5.27 PAYMENTS. TBC and the TBC Subsidiaries have not (i) directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Business, Assets or operations of TBC or any of the TBC Subsidiaries, which is, or may be with the passage of time (excluding changes in law) or discovery, illegal under any present federal, state or local laws of the United States (including without limitation the U.S. Foreign Corrupt Practices Act) or any other country having jurisdiction, (ii) participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers, or (iii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the Books and Records of TBC or any of the TBC Subsidiaries for any reason.

    5.28 BANK ACCOUNTS, POWERS OF ATTORNEY. Set forth in SCHEDULE 5.28 is an accurate and complete list showing (i) the name and address of each bank in which TBC or any of the TBC Subsidiaries has any account, safe deposit box, borrowing arrangement or certificate of deposit, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (ii) the names of all Persons, if any, holding powers of attorney from TBC.

    5.29 COMPENSATION OF EMPLOYEES. Set forth in SCHEDULE 5.29 is an accurate and complete list as of December 31, 1995 showing the names of all Persons employed by TBC or any of the TBC Subsidiaries who are expected to receive more than $90,000 annualized cash compensation in the calendar year 1996 from TBC or any of the TBC Subsidiaries (including, without limitation, salary, commission and bonus) and who are expected to be employed by TBC or any of TBC Subsidiaries on the Effective Date.

    5.30 CUSTOMER AND AGENT RELATIONS. SCHEDULE 5.30 sets forth a complete and accurate list as of December 31, 1995 of (a) the names and addresses of the fifteen largest (i) Household Goods Business customers and (ii) HVP Business customers (collectively, clauses (i) and (ii) above, the "MATERIAL CUSTOMERS"), showing as to each such Material Customer the approximate total sales in dollars during calendar year 1995 and (b) the names of the fifteen largest (i) Household Goods Business agents and (ii) HVP Business agents (collectively, clauses (i) and (ii) above, the "MATERIAL AGENTS"), showing as to each such Material Agent the approximate total revenue received in dollars by TBC or the applicable TBC Subsidiary during calendar year 1995. Except as otherwise set forth in SCHEDULE 5.30, each Contract or agreement between TBC or any of the TBC Subsidiaries and the Material Customers and Material Agents is in full force and effect and there exists no Default or event of default or, to the Knowledge of TBC, event, occurrence, condition or act (including the consummation of the Transactions) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a Default or event or default thereunder, which Default would, with reasonable certainty, have a Material Adverse Effect. All of the Contracts between TBC or any of the TBC Subsidiaries and the Material Customers and Material Agents are valid, binding and enforceable in accordance with their terms (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor's rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law). Except as set forth in SCHEDULE 5.30, to the Knowledge of TBC there has not been any change in relations with customers or agents of TBC or any TBC Subsidiary as a result of the Transactions which has resulted in a Material Adverse Change. To TBC's Knowledge, neither TBC nor any of the TBC Subsidiaries has received any communication from any Material Customer or Material Agent named on SCHEDULE
5.30 of any intention to terminate or materially reduce the business done with TBC or any of the TBC Subsidiaries. Except as set forth on SCHEDULE 5.30, neither TBC nor any of the TBC Subsidiaries has received any notice (oral or written) that any relationship between TBC or any of the TBC Subsidiaries and any agent of any such party is not a bona-fide independent contractor relationship under applicable law. TBC has provided to, and Buyer acknowledges receipt of, a complete listing of all Household Goods Business agents and HVP Business agents prior to the execution of this Agreement.

    5.31 INFORMATION PROVIDED. TBC and IMR represent and warrant that the Agreement and Disclosure Schedule and all exhibits hereof and certificates delivered pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state any material fact required to be provided or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Between the date hereof and the Effective Time, TBC and IMR agrees promptly to correct any information provided by it to the extent that it shall have become false or misleading in any material respect and to supplement such information for use by the Buyer in order to make the information given to the Buyer, in light of the circumstances under which they were made, not misleading.

                                     ARTICLE VI.

                 REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
                                TRANSITORY SUBSIDIARY

         The Transitory Subsidiary and the Buyer jointly and severally hereby represent and warrant to TBC, IMR and IMR General that the following representations and warranties are, as of the date hereof, and will be, as of the Effective Date, true and correct:

    6.1 ORGANIZATION. Each of the Buyer and the Transitory Subsidiary is (a) a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and (b) is duly qualified to conduct business, properly licensed and in good standing under the laws of each jurisdiction where such qualification and licensing is required, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect.

    6.2 AUTHORIZATION. Each of the Buyer and the Transitory Subsidiary has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and consummate the Transactions. This Agreement and the other Transaction Documents to which the Buyer and the Transitory Subsidiary is a party constitute the valid and legally binding obligations of the Buyer and the Transitory Subsidiary, enforceable against the Buyer and the Transitory Subsidiary in accordance with their respective terms and conditions and, assuming due execution of this Agreement by TBC and IMR and of such other Transaction Documents by the other parties thereto, are enforceable in accordance with their respective terms and conditions, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

    6.3 NONCONTRAVENTION. None of the execution, delivery or performance of this Agreement and the other Transaction Documents, nor the consummation of the Transactions, will (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of either the Buyer or the Transitory Subsidiary,
(ii) violate any Regulation (excluding notice requirements and approvals of "change of control") or Court Order to which either the Buyer or the Transitory Subsidiary is subject, (iii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration or termination of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, Permit, indebtedness, note, bond, indenture, security or pledge agreement, commitment, franchise, instrument or other arrangement to which the Buyer or the Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject, except in the cases of each of clauses (ii) and (iii) above, where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not, either individually or in the aggregate, have a Material Adverse Effect. Other than in connection with the provisions of the HSR Act, the Delaware Law, the Interstate Commerce Commission (or other similar federal transportation authority, as applicable) and any state authorities regulating the provision of transportation services, neither the Buyer nor the Transitory Subsidiary must give any notice to, make any declaration, filing or registration with, or obtain any Permit from any government or governmental agency in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, except where the failure to give notice, to file, or to obtain any Permit would not have a Material Adverse Effect.

    6.4 BROKERS' FEES. Except for fees payable to William E. Simon & Sons, L.L.C., and William E. Myers & Co., neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker or finder with respect to the Transactions. None of TBC, IMR or IMR General will have any liability or other obligation with respect to any fees or costs of either the Buyer or the Transitory Subsidiary in respect of this Agreement or the Transactions.

    6.5 LITIGATION. There are no Actions in progress, pending or in effect against or relating to Buyer or the Transitory Subsidiary arising from or in connection with the Transactions and neither Buyer nor the Transitory Subsidiary has knowledge of or has any reason to be aware of any basis for the same.

    6.6 CAPITALIZATION OF BUYER AND TBC AND FRAUDULENT CONVEYANCE. On the Closing Date, after giving effect to the Closing and the Transactions contemplated hereby to occur on the Closing Date, Buyer and TBC will have the long-term debt and equity capitalization within the range set forth on
Schedule 6.6. Buyer and the Transitory Subsidiary represent and warrant that the Transactions will not be construed as a fraudulent conveyance or transfer which may or could result in any liability on the part of IMR or the TBC Stockholders. Notwithstanding any contrary provision contained in this Agreement or any Transaction Document, this representation shall survive for the statute of limitations period applicable to fraudulent transfers and conveyances applicable under the Delaware Law, the law of the State of Illinois or any applicable law of the jurisdiction in which such claim is or may be brought, whichever last expires. Buyer and the Transitory Subsidiary further represent and warrant that (i) they are entering into the Transactions without the actual intent to hinder, delay or defraud any creditor of TBC or the TBC Subsidiaries, (ii) IMR and the other TBC Stockholders have, to Buyer's best knowledge, received reasonably equivalent value for the TBC Shares, and (iii) the Surviving Corporation and its Subsidiaries (a) are not about to engage in a business or transaction for which the Assets of the Surviving Corporation or its Subsidiaries are unreasonably small in relation to such business or transaction, (b) will not incur debts beyond the ability of the Surviving Corporation or its Subsidiaries to pay as they become due, and (c) will not be rendered insolvent by the consummation of the Transactions contemplated by this Agreement.

                                     ARTICLE VII.

                     ADDITIONAL AGREEMENTS AND COVENANTS OF TBC,
                       THE TRANSITORY SUBSIDIARY AND THE BUYER

    7.1 FURTHER ASSURANCES. Upon the terms and subject to the conditions contained herein, each of the Parties hereto agrees (subject to the limitations on IMR's authority and ability under law to do so), that both before and after the Closing: (a) each of the Parties will use its best reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the Closing conditions set forth in Article VIII below); (b) each of the Parties will execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the Transactions; and (c) each of the Parties will cooperate with each other Party connection with the foregoing clauses 7.1(a) and (b), including using their respective best reasonable commercial efforts to: (i) give any notices (and cause any of the TBC Subsidiaries to give any notices) to third parties and undertake to obtain (and cause any of the TBC Subsidiaries to undertake to obtain) any required waivers, consents and approvals from other parties to the Material Contracts, Intellectual Property instruments and Material Leases; (ii) defend all Actions challenging this Agreement or the consummation of the Transactions; (iii) lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the Parties to consummate the Transactions; and (iv) give any notices to, make any filings or registrations with (including, without limitation, submission of information requested by governmental authorities), and use its best reasonable commercial efforts to obtain any Material Permits required under the Regulations. Without limiting the generality of the foregoing: (A) TBC will undertake to obtain Stockholders' Consent as soon as reasonably practicable in order that the TBC Stockholders may consider the adoption of this Agreement in accordance with Delaware Law; (B) each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act (and Buyer or the Surviving Corporation shall be obligated to remit all fees and costs to third parties and authorities in connection therewith), will use its best reasonable commercial efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary; (C) each of the Parties will make best reasonable commercial efforts to file any notices, reports, forms and related materials that it may be required to file with the Interstate Commerce Commission or other similar federal transportation authority, as applicable, and the state transportation regulatory authorities (and Buyer or the Surviving Corporation shall be obligated to remit all fees and costs to third parties and authorities in connection with any proceeding or filing required due to the Transactions). All action required under clauses 7.1(c)(iii)(A) through (D) above shall be commenced immediately upon execution of this Agreement; provided, however, that the Parties acknowledge and agree that certain approvals, other than under the HSR Act, may not be obtained prior to the Effective Date, and, except to the extent that TBC or IMR has breached a specific representation or warranty as set forth in Article V or this covenant pertaining to such an approval, no liability to IMR shall accrue therefrom.

    7.2 NO SOLICITATION. From the date hereof through the Closing or the earlier termination of this Agreement, none of IMR, IMR General, TBC, any TBC Subsidiary, or any of their respective Affiliates shall, directly or indirectly (whether on its own or through its Representatives), enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, Person or other entity or group, other than the Transitory Subsidiary, the Buyer and their respective Representatives, concerning any sale of all or a material portion of the Assets or the Business (other than in the ordinary course of business), or of any shares of capital stock of TBC, or any merger, consolidation, liquidation, dissolution or similar transaction involving TBC (each such transaction being referred to herein as a "PROPOSED ACQUISITION TRANSACTION"). None of IMR, IMR General, TBC, any TBC Subsidiary or any of their respective Affiliates shall, directly or indirectly, through any Representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person (including, without limitation, a "Person" as defined in Section 13(d)(3) of the Exchange Act) or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other Person any information with respect to TBC or any of the TBC Subsidiaries for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to seek or effect a Proposed Acquisition Transaction. Each of TBC and IMR hereby represents that neither it nor any of its Affiliates is now engaged in negotiations with any party other than the Transitory Subsidiary and the Buyer with respect to any of the foregoing. Each of TBC and IMR shall notify the Transitory Subsidiary and the Buyer promptly (orally and in writing) if any written offer, or any inquiry or contact with any Person with respect to any Proposed Acquisition Transaction, is made and shall provide the Transitory Subsidiary and the Buyer with a copy of such offer and with the identity of the Person making such inquiry or contact. TBC and the TBC Subsidiaries agree not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which TBC or any of the TBC Subsidiaries is a party.

    7.3 NOTICE OF DEVELOPMENTS. From the date hereof through the Closing, each Party will give prompt written notice to each other Party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto or in the other Transaction Documents to be untrue or inaccurate in any material respect and (ii) any material failure of TBC, the Buyer, the Transitory Subsidiary, IMR or IMR General or any of their respective Affiliates, or of any of their respective stockholders or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto or in the other Transaction Documents. Except as set forth in
Section 10.16 hereof, no disclosure by any party pursuant to this Section 7.3, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant or to satisfy any condition. Each of TBC, IMR and the Buyer shall promptly notify the other Parties of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect TBC or any of the TBC Subsidiaries, the Assets or the Business.

    7.4 FULL ACCESS. From the date hereof through the Effective Time the Buyer intends to continue to conduct a review of the business and financial condition of TBC and the TBC Subsidiaries. In connection with such review:

         (a) TBC and its Representatives will (and will cause each of the TBC Subsidiaries and their respective Representatives to) permit Representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of TBC and the TBC Subsidiaries, to all the officers, employees, agents, attorneys, accountants, properties, Books and Records and Contracts and other documents of or pertaining to each of TBC and the TBC Subsidiaries, and shall furnish the Buyer and its Representatives all financial, operating and other data and information as the Buyer or its Affiliates, through their respective Representatives, may reasonably request, including an unaudited balance sheet and the related statements of income, retained earnings and cash flow for each month from the date hereof through the Effective Time within 30 calendar days after the end of each month, which financial statements shall meet the standards set forth in
Section 5.7 hereof.

         (b) The Buyer will treat and hold as Confidential Information any such information it receives from TBC or any of the TBC Subsidiaries in the course of the reviews contemplated by this Section 7.4, will not use any such information except in connection with the Transactions, and, if this Agreement is terminated for any reason whatsoever, agrees to return to TBC all tangible embodiments (and all copies) thereof which are in its or any of its Affiliates' or Representatives' possession.

    7.5 OPERATION OF BUSINESS. Except as contemplated by this Agreement, from the date hereof through the Closing, TBC and IMR will not (and will not cause or permit any of the TBC Subsidiaries to) engage in any practice, take any action, operate the Business or enter into any transaction outside the ordinary course or inconsistent with this Agreement without the written consent of Buyer. Without limiting the generality of the foregoing, without such written consent:

         (a) neither TBC nor any of the TBC Subsidiaries will authorize or effect any change in their respective charters, articles of incorporation, or bylaws;

         (b) neither TBC nor any of the TBC Subsidiaries will fail to use its best reasonable commercial efforts in the ordinary course of business to
(i) retain the employees of TBC or any of the TBC Subsidiaries, (ii) maintain the Business so that such employees will remain available to the Surviving Corporation and its Subsidiaries at and after the Effective Time, (iii) maintain existing relationships with suppliers, agents, customers and others having business dealings with TBC and the TBC Subsidiaries, and (iv) otherwise preserve the goodwill of the Business so that such relationships and goodwill will be preserved for the Surviving Corporation and its Subsidiaries at and after the Effective Time;

         (c) neither TBC nor any of the TBC Subsidiaries will enter into, extend, materially modify, terminate or renew any Contract or Lease, except in the ordinary course of business;

         (d) neither TBC nor any of the TBC Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its respective capital stock, except for those options previously scheduled to be granted in connection with the TBC 1993 Employee Stock Option Plan, or issue, sell, or otherwise dispose of any of its respective capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

         (e) neither TBC nor any of the TBC Subsidiaries will declare, set aside, make or pay any dividend or other distribution with respect to its capital stock (whether in cash or in kind) or redeem, repurchase, or otherwise acquire any of its respective capital stock, in either case outside the ordinary course of business;

         (f) neither TBC nor any of the TBC Subsidiaries will issue any note, bond, or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation, incur any other Liability, or indemnify others outside the ordinary course of business;

         (g) except as to sales of Non-Core Assets, of which Buyer will be advised prior to any such action, neither TBC nor any of the TBC Subsidiaries will sell, assign, transfer, convey, lease, impose any Encumbrance upon or otherwise dispose of or encumber any of the Assets, which sale, assignment, transfer, conveyance, lease, imposition of Encumbrance or other disposition is, individually or in the aggregate, in excess of $50,000;

         (h) within the exercise of reasonable business judgment, neither TBC nor any of the TBC Subsidiaries will fail to expend funds for budgeted capital expenditures or commitments, including, without limitation, with respect to BECOM 2000;

         (i) neither TBC nor any of the TBC Subsidiaries will willingly allow or permit to be done any act by which any of the Insurance Policies may be suspended, impaired or canceled;

         (j) neither TBC nor any of the TBC Subsidiaries will fail to pay its accounts payable, or pay or discharge when due any Liabilities, or fail to collect its accounts receivable in the ordinary course of business;

         (k) neither TBC nor any of the TBC Subsidiaries will enter into, renew, modify or revise any agreement or transaction with any of its Affiliates other than for the transfer of cash in accordance with such Affiliates' ordinary course cash management practices;

         (l) neither TBC nor any of the TBC Subsidiaries will fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear, or fail to replace, consistent with past practice, inoperable, worn-out or obsolete or destroyed Assets, except where the failure to so maintain or replace the Assets would not, individually or in the aggregate, have a Material Adverse Effect;

         (m) neither TBC nor any of the TBC Subsidiaries will make any loans or advances to any individual, partnership, firm or corporation, except for expenses incurred in the ordinary course of business;

         (n) neither TBC nor any of the TBC Subsidiaries will make any income tax election or settlement or compromise with tax authorities that would materially affect or impair the Business or the Assets, PROVIDED, HOWEVER, that Buyer's consent shall not be unreasonably withheld, conditioned or delayed;

         (o) neither TBC nor any of the TBC Subsidiaries will fail to comply in any material respect with any material Regulations applicable to such Person, the Assets (taken as a whole) or the Business;

         (p) neither TBC nor any of the TBC Subsidiaries will intentionally do any other act which would cause any representation or warranty of IMR or TBC in this Agreement to be or become untrue in any material respect;

         (q) neither TBC nor any of the TBC Subsidiaries will acquire by merger or consolidation with, or merge or consolidate with, or make any capital investment in, make any loan to, or acquire the securities or assets of any other Person or division of any Person or otherwise acquire any material assets or business of any Person outside the ordinary course of business;

         (r) neither TBC nor any of the TBC Subsidiaries will take any action with respect to the grant of any bonus, severance or termination pay (other than pursuant to policies or agreements of TBC or such TBC Subsidiary in effect on the date hereof that are described in the Disclosure Schedule) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing TBC Plan or policy or otherwise make any change in employment terms for any of its respective directors, officers, and employees outside the ordinary course of business including, without limitation:

              (i) making any change in the key management structure of TBC, including, without limitation, the hiring of additional officers or the termination of existing officers;

              (ii) except in the ordinary course of business, adopting, entering into or amending any TBC Plan, agreement (including without limitation any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required to comply with applicable Regulations; or

              (iii) failing to maintain all TBC Plans in accordance with applicable Regulations;

         (s) neither TBC nor any of the TBC Subsidiaries will make any payment of any kind to or on behalf of any Affiliate or any officer or director of such Affiliate, pursuant to any agreement between TBC or any of the TBC Subsidiaries and such Affiliate or otherwise other than in the ordinary course of business; and

         (t) neither TBC nor any of the TBC Subsidiaries will commit, or otherwise become obligated, to do any action prohibited hereunder.

    7.6 VOTING OF TBC COMMON STOCK. IMR acknowledges that IMR is the record and beneficial owner of at least 90,000 shares of TBC Common Stock (the "IMR SHARES"). IMR hereby agrees that during the period commencing on the date hereof and continuing through the Effective Time that: (i) IMR will use its best reasonable commercial efforts to obtain the Stockholders' Consent and the consent of the board of directors of TBC, (ii) at any meeting of TBC Stockholders or directors (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of the TBC Stockholders, and, assuming no material breach hereof by the Buyer or the Transitory Subsidiary, IMR shall vote (or cause to be voted) the IMR Shares (a) in favor of the Transactions, the execution and delivery by TBC of this Agreement and the other Transaction Documents and the approval and adoption of the terms thereof and each of the other actions contemplated by the Transaction Documents and any action required in furtherance thereof, and (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of TBC under the Transaction Documents, and (iii) IMR will not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained in this
Section 7.6. In the event Buyer holds TBC Shares prior to the Effective Date, Buyer agrees that it shall vote in favor of the consummation of the Transactions.

    7.7 FILING OF TAX RETURNS. The parties agree and acknowledge that the Payment Agent shall have the right and obligation to prepare (and shall have the power to file when due, after giving effect to any applicable extensions), the federal and state income Tax Returns of TBC and the TBC Subsidiaries for the fiscal year ended March 31, 1996 (the "1996 TAX RETURNS"), together with any amendments to Tax Returns for prior years as a result thereof, and any amendments of income Tax Returns filed prior to March 31, 1996. The reasonable costs of such preparation shall be paid to the Payment Agent by the Surviving Corporation. The Payment Agent agrees and acknowledges that in the preparation of the 1996 Tax Returns, there shall be no changes to tax accounting methods or in the tax elections from the methods and elections used in the preparation of the respective Tax Returns for prior years except as may be required as a result of federal or state audits of prior Tax Returns. In furtherance of the foregoing, Buyer or the Surviving Corporation will engage, at its own expense, an accounting firm to review the federal and state 1996 Tax Returns and any amended income Tax Return prior to March 31, 1996 (the "TAX ACCOUNTING FIRM"). The level of such review shall be sufficient to allow the Tax Accounting Firm to sign such Tax Returns as preparer. Assuming the Payment Agent's due delivery, such Tax Returns shall be provided to the Tax Accounting Firm no later than 30 days prior to the applicable due date and the Tax Accounting Firm shall complete its review and provide its comments to IMR not later than 15 days prior to the due date and an appropriate officer of the

Surviving Corporation shall sign the Tax Returns prepared at the request of the Payment Agent; PROVIDED, HOWEVER, that in no event shall IMR's liability for Damages as a result of Taxes be limited in any way as a result of the signing by the Tax Accounting Firm or the Surviving Corporation of the Tax Returns prepared by the Payment Agent pursuant to this Section 7.7.

    7.8 ESTABLISHMENT OF RESERVE FOR CENTRAL STATES PENSION FUND LIABILITIES. Prior to the Closing, TBC shall reserve, and the Closing Balance Sheet shall reflect, an aggregate of $89,000 for liabilities and expenses incurred prior to or to be incurred after the Closing in connection with any "partial withdrawal" or "complete withdrawal" (as defined in Sections 4203 and 4205, respectively, of ERISA) of TBC, any TBC Subsidiary or any ERISA Affiliate from the Central States, Southeast and Southwest Areas Pension Fund.

    7.9 ESTABLISHMENT OF RESERVE FOR NON-CORE ASSETS. Prior to the Closing, TBC shall reserve, and the Closing Balance Sheet shall reflect, any and all amounts required under GAAP to account for liabilities and expenses incurred prior to or to be incurred after the Closing in connection with any sale by TBC or any TBC Subsidiary of any Non-Core Assets completed prior to the Closing.


                                    ARTICLE VIII.

               CONDITIONS TO THE OBLIGATIONS OF TBC, IMR, IMR GENERAL,
                       THE BUYER AND THE TRANSITORY SUBSIDIARY

    8.1 CONDITIONS TO THE OBLIGATION OF THE BUYER AND THE TRANSITORY SUBSIDIARY. The respective obligations of the Buyer and the Transitory Subsidiary to consummate the Transactions are subject to satisfaction of the following conditions:

         (a) TBC STOCKHOLDER APPROVAL. This Agreement, the other Transaction Documents and the Merger and the other Transactions shall have received the approval of the TBC Stockholders;

         (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Article V above shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Effective Time, except and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof and except and to the extent Buyer has waived inaccuracies pursuant to the procedure set forth in Section 10.16 hereof;

         (c) PERFORMANCE. TBC, IMR and IMR General shall have performed and complied with all of their respective agreements, covenants and obligations hereunder in all material respects through the Closing;

         (d) NO REGULATION OR COURT ORDER. There shall not be any Regulation or Court Order in effect preventing or enjoining the consummation of any of the Transactions;

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


         (e) NO PROCEEDINGS OR LITIGATION. No Action by any governmental authority or other Person shall have been instituted or threatened which questions the validity or legality of the Transactions and which could reasonably be expected to materially damage any Party hereto if the Transactions are consummated, except to the extent that the institution or threat of such Action is based solely on the act of the Party (or its Affiliates or Representatives) seeking to avoid the Transactions;

         (f) CERTIFICATES. TBC, IMR and IMR General shall have delivered to the Buyer certificates of their respective officers and others to the effect that each of the conditions specified in Sections 8.1(a)-(c) is satisfied in all respects;

         (g) FINANCING. The Buyer shall have (i) secured the financing required to consummate the Merger and the other Transactions (including amounts required to repay any and all amounts due under the Loan Agreement), upon terms and subject to conditions reasonably satisfactory to it, and (ii) received confirmation that the Jacobs Debt shall have been repaid by TBC;

         (h) REGULATORY COMPLIANCE AND APPROVAL. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the Parties shall have in good faith undertaken or have agreed to undertake to obtain all Permits, consents, waivers and approvals of governmental authorities and shall have obtained all consents, waivers and approvals of other Persons under the Material Contracts and Material Leases. Each Party hereto shall be satisfied that all approvals required to be obtained by any other Party hereto under any Regulations to carry out the Transactions shall have been subject to a good faith undertaking to obtain by such other Party and that each other Party hereto shall have complied with or undertaken to comply with all Regulations applicable to the Transactions;

         (i) OPINION. The Buyer and the Transitory Subsidiary shall have received from the respective counsel to TBC, IMR and IMR General an opinion in form and substance mutually satisfactory to the Parties and customary in transactions of the type contemplated by this Agreement and the other Transaction Documents, addressed to the Buyer and the Transitory Subsidiary, and dated as of the Effective Date;

         (j) OTHER AGREEMENTS. The following agreements shall have been executed (or, if executed concurrently herewith, shall remain in full force and effect) and delivered by each of the parties thereto in form reasonably satisfactory to the Buyer and the Transitory Subsidiary in their sole discretion: (i) the Stockholders' Agreement, and (ii) the employment agreement dated as of the Effective Date between Andrew Estoclet and TBC (the "ESTOCLET AGREEMENT");

         (k) NO NEW ELECTIONS. No new elections by TBC with respect to income Taxes, or changes in current elections with respect to income Taxes, affecting the Buyer shall have been made after the date of this Agreement without the prior written consent of the Buyer;

         (l) NO MATERIAL ADVERSE CHANGE. Since the date of the Most Recent Fiscal Quarter End Financial Statements, there shall not have been any Material Adverse Change;

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


         (m) REVIEW OF AGENCY AND CUSTOMER RELATIONSHIPS. The Parties shall jointly cooperate in the notification of the Material Customers and Material Agents concerning the Transactions contemplated herein. The manner, means and method of communication with such Material Agents and Material Customers shall be mutually determined by the Parties. Buyer shall have determined in good faith but within its sole discretion that the responses to such communications have been satisfactory;

         (n) RESOLUTIONS. The Buyer and the Transitory Subsidiary shall have received from each of TBC, IMR and IMR General resolutions adopted by the board of directors and stockholders, as the case may be, of such Parties, approving this Agreement, the other Transaction Documents and the Transactions, certified by the corporate secretary of such other Parties, as applicable;

         (o) SATISFACTORY TO BUYER. All actions to be taken by TBC, IMR and IMR General in connection with consummation of the Transactions and all certificates, opinions, instruments, and other documents required to effect the Transactions shall have been reasonably satisfactory in form and substance to the Buyer and the Transitory Subsidiary;

         (p) REVIEW OF FORMERLY OWNED PROPERTIES. The Buyer shall have completed a review of the Owned Real Property formerly owned by TBC and the TBC Subsidiaries, which review shall be satisfactory to Buyer in its sole discretion;

         (q) PURCHASE OF PURCHASED INTERESTS. The Payment Agent shall have purchased the Purchased Interests as described in Section 2.3(b) hereof and prior to or at the Effective Time all such Purchased Interests shall have been contributed to TBC, and held in treasury or cancelled, retired or otherwise extinguished; and

         (r) SOLVENCY OPINION. The Buyer and the Transitory Subsidiary shall have received, from Houlihan Lokey Howard & Zukin, Inc. (or other nationally recognized firm mutually acceptable to the Parties), a customary "solvency" opinion in form and substance mutually satisfactory to the Parties (the "SOLVENCY OPINION"). The Solvency Opinion shall be addressed to the Parties, shall be dated as of the Effective Date, and shall include the rendering firm's opinion as to whether (among such other matters as the Parties may establish by mutual agreement) (i) the Surviving Corporation would be rendered insolvent by the consummation of the transactions contemplated by the Agreement, (ii) following the consummation of such Transactions, the Surviving Corporation's assets would be unreasonably small in relation to its business or such transactions, and (iii) following such consummation, the Surviving Corporation would be able to pay its debts as they mature.

         The Buyer may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing (except with respect to Section 8.1(a) which shall apply according to its terms) or shall be deemed to have waived any condition if, to the Knowledge of Buyer, a particular condition is not met and Buyer elects, nonetheless, to proceed to Closing.

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


    8.2 CONDITIONS TO OBLIGATION OF TBC, IMR AND IMR GENERAL. The respective obligations of TBC, IMR and IMR General to consummate the Transactions are subject to satisfaction of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Article VI above shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Effective Time, except and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof and except and to the extent TBC and IMR have waived inaccuracies pursuant to the procedures set forth in
Section 10.16 hereof;

         (b) PERFORMANCE. The Buyer and the Transitory Subsidiary shall have performed and complied with all of their respective agreements, covenants and obligations hereunder in all material respects through the Closing;

         (c) NO REGULATION OR COURT ORDER. There shall not be any Regulation or Court Order in effect preventing or enjoining the consummation of any of the Transactions are consummated;

         (d) NO PROCEEDINGS OR LITIGATION. No Action by any governmental authority or other Person shall have been instituted or threatened which questions the validity or legality of the Transactions and which could reasonably be expected to materially damage any Party hereto if the Transactions are consummated, except to the extent that the institution or threat of such Action is based solely on the act of the Party (or its Affiliates or Representatives) seeking to avoid the Transactions;

         (e) CERTIFICATES. The Buyer and the Transitory Subsidiary shall have delivered to TBC, IMR and IMR General certificates of their respective officers and others to the effect that each of the conditions specified in Section 8.2(a) and (b) is satisfied in all respects;

         (f) REGULATORY COMPLIANCE AND APPROVAL. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the Parties shall have in good faith undertaken or have agreed to undertake to obtain all Permits, consents, waivers and approvals of governmental authorities and shall have obtained all consents, waivers and approvals of other Persons under the Material Contracts and Material Leases. Each Party hereto shall be satisfied that all approvals required to be obtained by any other Party hereto under any Regulations to carry out the Transactions shall have been subject to a good faith undertaking to obtain by such other Party and that each other Party hereto shall have complied with or undertaken to comply with all Regulations applicable to the Transactions;

         (g) OPINIONS. TBC, IMR and IMR General shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in form and substance mutually agreeable to the Parties and customary in transactions of the type contemplated by this Agreement and the other Transaction Documents, addressed to TBC, IMR and IMR General, and dated as of the Effective Date;

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


         (h) RESOLUTIONS. TBC shall have received from the Buyer and the Transitory Subsidiary resolutions adopted by the board of directors and stockholders, as the case may be, of such Parties, approving this Agreement, the other Transaction Documents and the Transactions, certified by the corporate secretary of such other Parties, as applicable;

         (i) SATISFACTORY TO TBC, IMR AND IMR GENERAL. All actions to be taken by the Buyer and the Transitory Subsidiary in connection with consummation of the Transactions and all certificates, opinions, instruments, and other documents required to effect the Transactions shall have been reasonably satisfactory in form and substance to TBC, IMR and IMR General;

         (j) OTHER AGREEMENTS. The Estoclet Agreement and the Stockholders Agreement shall have been executed (or, if executed concurrently herewith, shall remain in full force and effect) and delivered by each of the parties thereto;

         (k) PAYMENT OF IRWIN L. JACOBS. Payment of the Jacobs Debt shall have been remitted by TBC to Mr. Jacobs.

         (l) RELEASE OF GUARANTEES AND OTHER OBLIGATIONS. Prior to Closing any and all guarantees, letters of credit, contingent obligations and all other obligations given to third parties which arise from or are associated with the Business or financing of TBC or any of the TBC Subsidiaries, by IMR, Irwin L. Jacobs or any Affiliate thereof (the "RELEASED OBLIGATIONS") shall have been unconditionally released and extinguished, unless IMR has elected to waive such condition, in which case the Surviving Corporation shall continue to diligently pursue the release and extinguishment of the Released Obligations after the Effective Date. To the extent the Released Obligations are not unconditionally released and extinguished prior to or on the Effective Date, Buyer and the Transitory Subsidiary shall defend, indemnify and hold harmless IMR, Irwin L. Jacobs and any Affiliates thereof from and against any Damages (as hereinafter defined) in respect of Released Obligations to the extent that such Damages first arise after the Effective Date as a result of actions or inactions by Buyer; and

         (m) SOLVENCY OPINION. TBC, IMR and IMR General shall have received the Solvency Opinion.

TBC, IMR and IMR General may waive any condition specified in this Section 8.2 if it executes a writing so stating at or prior to the Closing or shall be deemed to have waived any condition if Roger Cloutier, II, Gary Holter or Andrew Estoclet has actual knowledge that such condition is not met and TBC, IMR and IMR General elect, nonetheless, to proceed to Closing.

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


                                     ARTICLE IX.

             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATIONS

    9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All statements contained in the Disclosure Schedule, any Supplement or in any certificate, schedule, exhibit or instrument of conveyance delivered by or on behalf of the Parties pursuant to this Agreement or in connection with the Transactions shall be deemed to be representations and warranties of such Parties. Subject to the provisions of Section 10.1 of this Agreement, the representations, warranties and agreements of the Parties hereto shall survive the Closing as follows: (a) except as set forth in Section 9.1(c) below, the representations and warranties (other than those set forth in Section 6.6) and the agreements of Buyer and the Transitory Subsidiary shall survive the Effective Time indefinitely, and the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Section 6.6 shall terminate when the applicable statute of limitations with respect to the Liabilities in question expire (giving effect to any extensions and waivers thereof), and (b) the representations, warranties and agreements of IMR, IMR General and TBC shall survive the Closing and shall terminate May 31, 1998; PROVIDED, HOWEVER, that the representations and warranties of IMR and TBC contained in Sections 5.11 and
5.12 of this Agreement shall terminate when the applicable statute of limitations with respect to the Liabilities in question expire (giving effect to any extensions or waivers thereof), and (c) the agreements of the Parties set forth in Articles II, III and X and, subject to Section 9.2(g), in this Article IX shall survive the Effective Time indefinitely and those set forth in Sections 10.9 and 10.11 shall survive termination pursuant to Section 10.1 indefinitely.

    9.2  AGREEMENT TO DEFEND AND INDEMNIFY.

         (a) BY IMR. IMR shall indemnify, save and hold harmless the Buyer, the Transitory Subsidiary, the Surviving Corporation and their respective Affiliates and Representatives (collectively, the "BUYER INDEMNIFIED PARTIES"), from and against any and all costs, losses, Taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including, without limitation, costs for any clean-up, remedial, corrective or response action, costs of compliance activities, fines and penalties), and other losses resulting from any shutdown or curtailment of operations (although each Party hereto who is an indemnified party shall, and shall cause its Affiliates and Representatives to, use commercially reasonable efforts to mitigate any such losses), damages to the environment, reasonable attorneys' fees and all reasonable amounts paid in investigation, defense or settlement (incurred solely in accordance with the terms, conditions and agreements hereof, including without limitation the provisions of Section 9.2(e)) of any of the foregoing (herein, "DAMAGES"), incurred in connection with, arising out of, resulting from or incident to (i) any breach or inaccuracy of any representation or warranty made by IMR, IMR General or TBC in or pursuant to this Agreement or any of the other Transaction Documents; (ii) any breach of any covenant or agreement made by IMR, IMR General or TBC in or pursuant to this Agreement or any of the other Transaction Documents; (iii) any Damages for Taxes of TBC or any of the TBC Subsidiaries for any taxable periods ending at or before

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


March 31, 1996 (the "PRE-CLOSING TAX PERIOD") whether or not paid or payable at any time prior to or after the Pre-Closing Tax Period, except (a) to the extent of any reserves for such Taxes (other than a Tax Audit Adjustment, as to which indemnification shall be available) reserved on the Closing Balance Sheet, and (b) Damages for disallowed deductions for TBC costs and expenses incurred in connection with the Transactions; (iv) any Damages (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) for Taxes of any Person (other than TBC or any of the TBC Subsidiaries) with which TBC or any of the TBC Subsidiaries is or has been Affiliated or has filed or has been required to file a consolidated, combined or unitary Tax Return prior to the Closing; (v) any Damages of any nature (absolute, accrued, contingent or otherwise) of TBC or any of the TBC Subsidiaries or any ERISA Affiliate not otherwise reserved for on the Closing Balance Sheet (A) arising under or relating to any TBC Plan other than any Multiemployer Plan with respect to any event, action, failure to act or period prior to the Closing, or (B) arising under or relating to any Multiemployer Plan with respect to any event, action, failure to act or period prior to or up to the end of the fifth calendar year beginning after the Closing, including in connection with any "complete withdrawal" or "partial withdrawal" from such Multiemployer Plan as defined in Sections 4203 and 4205, respectively, of ERISA, but excluding any damages or liabilities under any collective bargaining agreements for breach of contract or unfair labor practice which occurs after the Closing; PROVIDED, HOWEVER, that the Buyer Indemnified Parties shall be indemnified for Damages pursuant to this Section 9.2(a)(v) only when the aggregate amount of such Damages exceeds $100,000 and, thereafter, only to the extent of such excess; (vi) any Damages in respect of Dissenting Shares (including, without limitation, any costs of establishing fair value of such Dissenting Shares under the Delaware Law, and all amounts payable as a result of such valuation proceedings); (vii) any Damages in respect of Sellers' Transactional Expenses; (viii) any Damages in respect of actions or failures to act by IMR General or its Representatives or agents in it capacity as Payment Agent for the TBC Stockholders; (ix) any Damages or obligations arising out of CERCLA, any equivalent state statute or any other Environmental Law or Environmental Claims not otherwise reserved for on the Closing Balance Sheet, except to the extent that such Liability or obligation is caused primarily by actions of Buyer or the Surviving Corporation occurring after the Effective Time; and (x) any Damages in respect of the Loan Agreement not otherwise reserved for on the Closing Balance Sheet.

         (b) BY THE BUYER. The Buyer shall indemnify, save and hold harmless the TBC Stockholders, IMR, IMR General, the Former Holders and their respective Representatives and Affiliates (collectively, the "STOCKHOLDER INDEMNIFIED PARTIES") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach or inaccuracy of any representation or warranty made by the Buyer or the Transitory Subsidiary in or pursuant to this Agreement or any of the other Transaction Documents; or (ii) any breach of any covenant or agreement made by the Buyer or the Transitory Subsidiary in or pursuant to this Agreement or any of the other Transaction Documents; or (iii) any Damages in respect of Released Obligations to the extent that such Damages first arise after the Effective Date as a result of actions or inactions by Buyer; and (iv) any Damages resulting from any assertion, investigation, prosecution or judicial determination that the Transactions constituted a fraudulent conveyance or fraudulent transfer or otherwise operated to hinder or defraud creditors of TBC.

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


         (c) DAMAGES. The term "DAMAGES" as used in this Section 9.2 is not limited to matters asserted by third parties against any indemnified party, but includes Damages incurred or sustained by any indemnified party in the absence of third party claims. Payments by any indemnified party of amounts for which such indemnified party is indemnified hereunder shall not be a condition precedent to recovery. Any indemnifying party's obligation to indemnify any indemnified party shall not limit any other rights, including without limitation rights of contribution, which either party may have under statute or common law.

         (d) COOPERATION. Each indemnified party shall cooperate in good faith and in all reasonable respects with each indemnifying party and its Representatives (including without limitation its attorneys) in the investigation, trial and defense of any lawsuit or action and any appeal arising therefrom; PROVIDED, HOWEVER, that such indemnified party may, at its own cost, participate (by observation and suggestion only) in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties shall cooperate with each other in any notifications to insurers, and in the provision of information and documentation, at no cost to the indemnifying party, including without limitation, copies of documents, availability and cooperation of executives and employees, use of the indemnified party's facilities and access to any and all books and records. In furtherance of the foregoing, the indemnified party shall fully cooperate with the indemnifying party and, at the request of the indemnifying party, provide any required waivers, consents, powers of attorney and approvals reasonably necessary, desirable or required for the indemnifying party to properly, without limitation, investigate, review, negotiate, defend, compromise or settle any matter the indemnified party has undertaken pursuant to this Agreement, including those matters set forth in Section 9.2(e) hereof.

         (e)  DEFENSE OF CLAIMS.

              (i) If a claim for Damages (a "CLAIM") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 9.1, give written notice (a "CLAIM NOTICE") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.2. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or enforcement action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (a) to take control of the defense and investigation of such lawsuit or enforcement action, (b) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and, in the good faith

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


determination of counsel to the indemnifying party, notice of which shall be promptly delivered to the indemnified party, there is an actual conflict of interest between the indemnified party and the indemnifying party recognized under applicable Rules of Professional Responsibility (such determination not to consider the Claim for Damages the indemnified party has asserted or may ultimately assert against the indemnifying party), in which event the indemnified party shall be entitled, at the indemnifying party's reasonable cost, risk and expense, to separate counsel of its own choosing, and (c) to compromise or settle such lawsuit or enforcement action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld, delayed or conditioned. If the indemnifying party fails to assume the defense of such lawsuit or enforcement action within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such lawsuit or enforcement action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such lawsuit or enforcement action on behalf of and for the account and risk of the indemnifying party; PROVIDED, HOWEVER, that such lawsuit or enforcement action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld, delayed or conditioned. In the event the indemnified party assumes the defense of the lawsuit or enforcement action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement; PROVIDED, HOWEVER, that the indemnifying party may, at its own cost, participate (by observation and suggestion only) in negotiations, arbitrations and the investigation, trial and defense of any such lawsuit or enforcement action and any appeal arising therefrom. The indemnifying party shall be liable for any settlement of any lawsuit or enforcement action effected pursuant to and in accordance with this Section
9.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

              (ii) In furtherance of the foregoing paragraph (i) above and except for any lawsuits or enforcement actions (which are covered in paragraph
(e)(i) above), Buyer and the Surviving Corporation agree and acknowledge that they shall make their respective best reasonable commercial efforts to advise IMR as soon as practicable upon becoming aware of any fact, condition or event or upon the receipt of notice of any Action, claim or other notice (whether formal or otherwise) of any investigation, claim, audit, examination, review or other matter (including without limitation all matters or issues pertaining to Taxes, ERISA, Benefit Arrangements, or Environmental Matters) which may give rise to a Claim under this Agreement or any Transaction Document. The failure of the Buyer and/or the Surviving Corporation to give timely notice hereunder shall not affect their rights to indemnification, except to the extent IMR demonstrates actual damage caused by such failure. If, after the receipt of such notice and prior to the expiration of the Examination Period (as defined below), IMR acknowledges in writing to the Buyer Indemnified Parties that IMR shall be obligated under the terms of its indemnity with respect to the matter in question, IMR shall have the right under the terms hereof (a) to undertake, at its own cost, risk and expense, the investigation, review and defense of any existing or potential claim, audit, examination, review or other such event, (b) to employ and engage attorneys, accountants and other professionals and consultants of its own choice to review, investigate, negotiate and defend the same unless the parties to such matter include both IMR and/or one of

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its Affiliates and TBC and/or one of its Affiliates, and, in the good faith determination of counsel to IMR, notice of which shall be promptly delivered to TBC, there is an actual conflict of interest between such Persons recognized under applicable Rules of Professional Responsibility (such determination not to consider the Claim for Damages TBC and/or one of its Affiliates has asserted or may ultimately assert against IMR and/or one of its Affiliates), in which event TBC and/or such Affiliate shall be entitled, at IMR's reasonable cost, risk and expense, to separate counsel of its own choosing, and (c) to compromise or settle such claim, audit, examination, review or other such matter, which compromise or settlement shall be made only with the written consent of TBC, which consent shall not be unreasonably withheld, delayed or conditioned. If IMR fails to so acknowledge such an indemnification obligation with respect to such matter prior to the expiration of the Examination Period, TBC shall have the right to undertake, at IMR's expense, the investigation, review and defense of the existing or potential claim, audit, examination, review or other such event (including compromise and settlement) on behalf of and for the account and risk of IMR; PROVIDED, HOWEVER, that the matter shall not be compromised or settled without the written consent of IMR, which consent shall not be unreasonably withheld, delayed or conditioned. In the event TBC assumes the defense of the matter, TBC will keep IMR reasonably informed of the progress of any such defense, compromise or settlement; PROVIDED, HOWEVER, that IMR may, at its own cost, participate (by observation and suggestion only) in negotiations, arbitrations and the investigation, trial and defense of any such matter and any appeal arising therefrom. IMR shall be liable for any settlement of any matter effected pursuant to and in accordance with this Section 9.2 and for any final judgment (subject to any right of appeal), and IMR agrees to indemnify and hold harmless TBC from and against any Damages by reason of such settlement or judgment. The foregoing shall specifically apply to any and all federal or state income or other Tax audit examinations, including the present IRS audit (which shall continue to be undertaken by IMR, and, further, is specifically subject to the provisions of 9.2(d) hereof). For the purposes of this Agreement, "EXAMINATION PERIOD" shall mean the lesser of
(a) one-half of the remaining period of time in which TBC is required to respond to any third party in respect of the circumstances contemplated by this Section 9.2(e)(ii), giving effect to any extensions or waivers of such period secured by IMR, and (b) 30 days following the date upon which IMR receives the notice contemplated by the first sentence of this paragraph.

         (f) REPRESENTATIVES. No individual Representative of any Party, or their respective Affiliates, shall be personally liable for any Damages under the provisions contained in this Section 9.2. Nothing herein shall relieve any party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

         (g) OTHER MATTERS. Notwithstanding anything to the contrary contained in this Agreement:

              (i)  IMR's liability under the indemnification provisions of
Section 9.2(a) hereof or otherwise under this Agreement shall be subject to reduction in an amount equal to the value of any net tax benefit (giving effect to the time value of money at a discounting rate of 10%) realized (by reason of a tax deduction, basis adjustment, shifting of income, credits and/or deductions or otherwise from one or more fiscal periods to another) or insurance benefit realized by Buyer in connection with the loss or damage suffered by Buyer which forms the basis of IMR's liability hereunder;

              (ii) in no event shall the Buyer Indemnified Parties seek indemnification from IMR pursuant to Sections 9.2(a)(i) and 9.2(a)(ix) hereof until the aggregate amount of Damages under Sections 9.2(a)(i) and 9.2(a)(ix) for which the Buyer Indemnified Parties are seeking indemnification exceeds $600,000 (the "DEDUCTIBLE");

              (iii) the aggregate amount of liability for Damages of IMR in respect of Section 9.2(a) (including but not limited to any and all liabilities of IMR for costs, expenses and attorneys' fees paid or incurred in connection therewith or in connection with the curing of any and all misrepresentations or breaches of representations, warranties or covenants under this Agreement) is limited to an amount which does not exceed the Purchase Price actually paid to and received by the Payment Agent;

              (iv) the indemnification obligations of IMR pursuant to Section 9.2(a)(i) (except with respect to the representations and warranties made in Section 5.11 and 5.12 of this Agreement), 9.2(a)(vi) and 9.2(a)(ix) shall survive until May 31, 1998. The indemnification obligations of IMR under
Section 9.2(a)(i) (solely with respect to the representations and warranties made in Sections 5.11 and 5.12 of this Agreement), 9.2(a)(ii), 9.2(a)(iii), 9.2(a)(iv), 9.2(a)(v), 9.2(a)(vii), 9.2(a)(viii) and 9.2(a)(x) shall extend until the termination of the applicable statute of limitations; PROVIDED, HOWEVER, that, subject to the provisions of Section 9.2(g)(vii) below, (A) the Buyer Indemnified Parties shall have the right to make a Claim hereunder prior to the time at which the Deductible (if any) that is applicable to such Claim has been surpassed for the purpose of asserting such Claim within the relevant survival period of the applicable indemnification obligation, and (B) any such Claim made within such period shall, to the extent such Deductible ultimately is met, survive until its final resolution;

              (v) it is specifically understood and agreed that in the event a misrepresentation made herein or pursuant hereto or a breach of any representation, warranty or covenant contained herein is discovered by Buyer and asserted by it after the Closing, the remedy of Buyer shall be limited to indemnification as set forth in Section 9.2(a) hereof (as limited by the provisions set forth in this Section or elsewhere in this Agreement), and Buyer shall not be entitled to the rescission of this Agreement, nor shall a multiplier be used in the computation of Damages as the amount of a Claim;

              (vi) neither (A) the termination of the representations, warranties, covenants or agreements contained herein, nor (B) the expiration of the indemnification obligations described above, will affect the rights of a Party in respect of any Claim made by such Party in a writing conforming to the provisions of Section 9.2(g)(vii) below received by an indemnifying Party prior to the expiration of the applicable survival period provided herein; and

              (vii) to the extent any Claim is made hereunder by any indemnified party, such Claim shall include a written explanation of the nature of and reason for the Claim,

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


the dollar amount thereof and such other supporting detail as can be reasonably provided by the indemnified party.

                                      ARTICLE X.

                                    MISCELLANEOUS

    10.1 TERMINATION.

         (a) TERMINATION OF AGREEMENT. This Agreement may be terminated any time prior to the Closing:

              (i) By the mutual written consent of the Buyer, the Transitory Subsidiary, TBC, IMR and IMR General;

              (ii) By the Buyer or the Transitory Subsidiary at any time prior to the Effective Time (A) if TBC, IMR or IMR General has breached any representation, warranty, or covenant contained in this Agreement or in any of the other Transaction Documents in any material respect, or (B) if the Closing shall not have occurred on or before April 30, 1996 by reason of the failure of any condition set forth in Section 8.1 hereof (unless the failure results primarily from the Buyer or the Transitory Subsidiary breaching any representation, warranty, or covenant contained in this Agreement or any of the other Transaction Documents);

              (iii) By TBC, IMR or IMR General at any time prior to the Effective Time (A) if the Buyer or the Transitory Subsidiary has breached any representation, warranty, or covenant contained in this Agreement or in any of the other Transaction Documents in any material respect, or (B) if the Closing shall not have occurred on or before April 30, 1996 by reason of the failure of any condition set forth in Section 8.2 hereof (unless the failure results primarily from TBC, IMR or IMR General breaching any representation, warranty, or covenant contained in this Agreement or any of the other Transaction Documents); and

              (iv) By any Party through the delivery or receipt of written notice of objection to a Supplement to or from the other Party or Parties pursuant to the procedures described in Section 10.16 hereof. In order to terminate this Agreement, such Supplement shall be material (in the receiving Party's sole and reasonable discretion) to the representation or warranty so modified. No inadvertence or mistake on the part of a Party, which results in a Supplement, will be deemed "willful."

         (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 10.1(a) above: (i) all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for wilful, as opposed to inadvertent or mistaken, breach prior to the termination of this Agreement);
(ii) each Party will redeliver all documents, work papers and other material of any other Party relating to the Transactions, whether so obtained before or after the execution hereof, to the Party furnishing the same; and (iii) the provisions of Section 10.9 shall continue in full force and effect.

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

The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a Party hereunder.

    10.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; except that the Transitory Subsidiary or the Buyer may, without such consent, assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by the Transitory Subsidiary or the Buyer) or Subsidiaries of the Transitory Subsidiary or the Buyer or to a successor in interest to the Transitory Subsidiary or the Buyer which shall assume all obligations of the Transitory Subsidiary or the Buyer, as the case may be, under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and, except as otherwise provided in Section 10.14 hereof, no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

    10.3 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

         If to TBC or IMR, addressed to:

              Roger R. Cloutier, II
              Jacobs Investors, Inc.
              Suite 2500
              100 South Fifth Street
              Minneapolis, MN  55402
              Telecopy No.:  (612) 337-1931

         With a copy to:

              Stephen Winnick, Esq.
              Michael Grimes, Esq.
              Briggs and Morgan, P.A.
              2400 IDS Center
              80 South Eighth Street
              Minneapolis, MN  55402
              Telecopy No.:  (612) 334-8650

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


         If to the Transitory Subsidiary or the Buyer, addressed to:

              William E. Simon, Jr.
              William E. Simon & Sons, LLC
              Suite 1750
              10990 Wilshire Boulevard
              Los Angeles, California  90024
              Telecopy No.:  (310) 575-3174

         With a copy to:

              Latham & Watkins
              633 West Fifth Street, Suite 4000
              Los Angeles, California  90071
              Attention:  Paul D. Tosetti, Esq.
              Telecopy No.:  (213) 891-8763

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

    10.4 ENTIRE AGREEMENT; AMENDMENTS; EXTENSIONS AND WAIVERS. This Agreement (including the other Transaction Documents and other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; PROVIDED, HOWEVER, that any amendment effected subsequent to the approval of the TBC Stockholders at the Stockholders Meeting will be subject to the restrictions contained in Delaware Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. Without limitation of the provisions of Section 10.16 hereof, no waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    10.5 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    10.6 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other instrument referred to herein.

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


    10.7 TITLES. The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    10.8 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party (or any Affiliate thereof) shall issue any press release or make any public announcement (which shall include making any announcements to, or conducting any discussions with, the agents of any Party, except that any Party may conduct confidential discussions with its own agents) relating to the subject matter of this Agreement without the prior written approval of the other Parties; PROVIDED, HOWEVER, that in the case of announcements, statements, acknowledgments or revelations which any such Party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the Party so required to do so by law shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, not less than two (2) business days prior notice to the other Parties, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other Parties. Each Party hereto agrees that it will not unreasonably withhold any such consent or clearance.

    10.9 CONFIDENTIALITY.

         (a) CONFIDENTIALITY AGREEMENT. Each Party hereto acknowledges that the execution and delivery of that certain Confidentiality and Non-Disclosure Agreement dated November 6, 1995, and the letter agreement dated December 21, 1995, binds the Parties with each of their respective terms and shall survive the termination of any discussions or negotiations which are the subject of this Agreement. Additionally, the Parties acknowledge that this Agreement and the Transactions are of a confidential nature and will not be disclosed, except to consultants, advisors and Affiliates, or as required by law.

         (b) PRESERVATION OF CONFIDENTIALITY. In connection with the negotiation of this Agreement, the preparation for the consummation of the Transactions, and the performance of obligations hereunder, each of the Parties acknowledges that it will have access to confidential information relating to each of the other Parties hereto, including technical or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications, customer, agent and supplier lists, know-how or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by such Party or their respective Representatives which contain or otherwise reflect or are generated from such information ("CONFIDENTIAL INFORMATION"). The term "CONFIDENTIAL INFORMATION" does not include information received by a Party in connection with the Transactions which (i) is or becomes generally available to the public other than as a result of a disclosure by such Party or its Representatives, (ii) was within such Party's possession prior to its being furnished to such Party by or on behalf of the other Party in connection with the Transactions; PROVIDED that the source of such information was not known by such Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other Party or any other Person with respect to such information or (iii) becomes available to such Party on a non-

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confidential basis from a source other than the other Party or any of their respective Representatives; PROVIDED that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other Party or any other Person with respect to such information.

         (c) NON-DISCLOSURE. Each Party shall treat all Confidential Information of the other Parties as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information, except to its Representatives and Affiliates who need to know such Confidential Information in connection with the Transactions. Each Party shall use all reasonable efforts to cause its Representatives to treat all such Confidential Information of the other Parties as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information. Each Party shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, the Party responsible for such disclosure shall immediately notify the other Parties in writing and take all reasonable steps required to prevent further disclosure.

         (d) LEGAL REQUEST FOR CONFIDENTIAL INFORMATION. If one Party or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such Party shall provide the other Parties with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that the other Parties may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such Party or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such Party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed; PROVIDED that such Party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

         (e) RETURN OF CONFIDENTIAL INFORMATION. Until the Closing or the termination of this Agreement, all Confidential Information will remain the property of the Party who originally possessed such information. In the event of the termination of this Agreement, each of the Parties shall, and shall cause its Affiliates to, return promptly every document furnished to them by any other Party in connection with the Transactions and any copies thereof which have been made, and shall cause its Representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, other than documents which are otherwise publicly available.

    10.10 CUMULATIVE REMEDIES. All rights and remedies of any Party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

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


    10.11 FEES AND EXPENSES. Each Party shall bear its own fees and expenses in connection with the Transactions, except in connection with fees and out-of-pocket expenditures incurred in connection with obtaining the Solvency Opinion, of which each of Buyer and IMR shall be responsible for one-half.
As noted in the definition of Sellers' Transactional Expenses, professional fees and expenses incurred by or on behalf of TBC and the TBC Subsidiaries in seeking to consummate the Transactions shall be considered "Sellers' Transactional Expenses" and borne by the Former Holders.

    10.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

    10.13 NO SOLICITATION OF EMPLOYEES OR AGENTS. For a period of two years from the date hereof, neither any Party hereto nor any of their respective Affiliates shall, directly or indirectly, solicit to employ any of the current officers or employees of the other Parties (or the respective Affiliates thereof) or solicit to engage any of the agents of the other Parties, so long as they remain employed by or subject to an agency agreement with the other Parties, without the other Party's written permission.

    10.14 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that the provisions in Section 9.2 above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

    10.15 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

    10.16 SUPPLEMENTATION OF SCHEDULES. Any Party hereto may elect to deliver a supplement (a "SUPPLEMENT") to one or more of the Disclosure Schedules (or other disclosure schedules in the case of the Buyer and the Transitory Subsidiary), contemplated by this Agreement and previously delivered to the other Parties in accordance with the procedures set forth in this Section 10.16. Any and all Supplements must be in writing and must be delivered to the other Parties hereto before the date that is two (2) days prior to the scheduled Effective Date (such date of delivery, the "DELIVERY DATE"). The other Parties hereto shall be given the opportunity during the two (2) business days following the Delivery Date to consider a proposed Supplement, and if such Parties do not object to the contents thereof within such period, the Schedules in question will be deemed amended by the Supplement. If the other Party or Parties object to a proposed Supplement, the

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


sole remedy of such objecting Party or Parties shall be the termination of this Agreement in accordance with Section 10.1(a)(iv) hereof.

    10.17 ACTIONS AND OBLIGATIONS OF THE PAYMENT AGENT. Any actions or obligations of the Payment Agent (in its capacity as such) or its Affiliates and Representatives hereunder shall be conclusively deemed to be undertaken solely for the benefit of the Former Holders and not for its personal account.

    10.18 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

                                      "TBC"

                                      THE BEKINS COMPANY,
                                      a Delaware corporation


                                      By  /s/ Roger R. Cloutier, II
                                        -----------------------------------
                                           Name:  Roger R. Cloutier, II
                                           Title:  Executive Vice President


                                      "IMR"

                                      IMR FUND, L.P.,
                                      a Delaware limited partnership
                                      By:  IMR Management Partners, L.P.,
                                           its general partner
                                           By:  IMR General, Inc.


                                           By /s/ Roger R. Cloutier, II
                                             ------------------------------
                                                Name:  Roger R. Cloutier, II
                                                Title:  Vice President


                                      "IMR GENERAL"

                                      IMR GENERAL, INC.,
                                      a Delaware corporation


                                           By /s/ Roger R. Cloutier, II
                                             ------------------------------
                                                Name:  Roger R. Cloutier, II
                                                Title:  Vice President

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


                                      "TRANSITORY SUBSIDIARY"
                                      TRASUB, INC.
                                      a Delaware corporation


                                      By /s/ Michael B. Lenard
                                        ---------------------------------
                                           Name:  Michael B. Lenard
                                           Title:  President


                                      "BUYER"
                                      INTERNATIONAL LOGISTICS LIMITED,
                                      a Delaware corporation


                                      By  /s/ Michael B. Lenard
                                        ---------------------------------
                                           Name:  Michael B. Lenard
                                           Title:  President


                                     75